Exhibit 2.11

EXECUTION COUNTERPART

PURCHASE AND SALE AGREEMENT

BETWEEN

ENERGY & EXPLORATION PARTNERS, LLC

(SELLER)

AND

CEU HUNTSVILLE, LLC

(BUYER)

AUGUST 23, 2012

TABLE OF CONTENTS

Article I.	Definitions and Interpretation	1
1.1	Defined Terms	1
1.2	References	1
1.3	Articles and Sections	1
1.4	Number and Gender	1

Article II.	Purchase and Sale	2
2.1	Purchase and Sale of Initial Properties	2
2.2	Supplemental Properties	3
2.3	Assumption of Liabilities	4
2.4	Retention of Liabilities	5
2.5	Net Revenue Interest	6
2.6	Exclusions from Properties	6
2.7	Transaction Size	6

Article III.	Purchase Price	6
3.1	Total Purchase Price	6
3.2	Initial Purchase Price	6
3.3	Supplemental Purchase Price	6

Article IV.	Due Diligence	7
4.1	Initial Properties	7
4.2	Title Review – Supplemental Properties	7
4.3	Title Defects – Supplemental Leases	7
4.4	Post-Closing Title Remedy – General and Disputes	9
4.5	Environmental Matters – Supplemental Properties	11

Article V.	Drilling Operations	12
5.1	Existing Operating Agreements	12
5.2	Commitment Wells	12
5.3	Additional Pre-Closing Wells	13
5.4	Subsequent Operations	14

Article VI.	Areas of Mutual Interest	14
6.1	Designation of AMIs	14
6.2	Acquired Interests	15
6.3	Payment of AMI Acquisition Costs	17
6.4	Disputes; Non-Payment and Remedies	18
6.5	Participation in Acquired Interests	19
6.6	Operating Agreement	19

Article VII.	Reversionary Interests	20
7.1	Reversion of Interests at Conversion Point	20
7.2	Buy-Down of Conversion Point	20
7.3	Documents of Record	20

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7.4	Conversion Point Dispute	21

Article VIII.	Representations and Warranties	21
8.1	Seller’s Representations and Warranties	21
8.2	Buyer’s Representations and Warranties	24
8.3	Disclaimers	26

Article IX.	Supplemental Closing: Covenants; Conditions; Remedies	26
9.1	Covenants	26
9.2	Conditions Precedent to Buyer’s Obligation to Close	26
9.3	Conditions Precedent to Seller’s Obligation to Close	27
9.4	Remedies	28

Article X.	Closings	28
10.1	Closings	28
10.2	Flow of Funds Memorandum	29
10.3	Actions at Closings	29

Article XI.	Post-Closing Matters	30
11.1	Records	30
11.2	Further Assurances	31
11.3	Confidentiality; Public Disclosure	31
11.4	Neutral Auditors Procedure and Rules	32
11.5	Quarterly Meetings	33

Article XII.	Survival; Indemnification	33
12.1	Survival	33
12.2	Indemnity as Sole Remedy	34
12.3	Indemnities of Buyer	34
12.4	Indemnities of Seller	34
12.5	Limitations on Indemnities	35
12.6	Assertion of Claims; Notices; Defense; Settlement	35
12.7	Limitation on Damages	36

Article XIII.	Miscellaneous	36
13.1	Notices	36
13.2	Relationship of the Parties	37
13.3	Entire Agreement; Amendment	37
13.4	Choice of Law Venue	38
13.5	Expenses; Recordation	38
13.6	Assignment	38
13.7	Waiver; Rights Cumulative	38
13.8	Severability	39
13.9	Proration of Taxes	39
13.10	Like-Kind Exchange	39
13.11	Counterparts	40

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SCHEDULES AND EXHIBITS

Schedules

Schedule 1.1	–	Definitions

Schedule 2.2(a)	–	Potential Supplemental Leases

Schedule 3.2	–	Calculation of the Initial Purchase Price

Schedule 3.3	–	Calculation of the Supplemental Purchase Price

Schedule 5.2	–	Commitment Wells
Section 1 – First Commitment Well Location Plat (attached)
Section 2 – AFE for both Commitment Wells (attached)

Schedule 8.1(e)	–	Contracts and Other Matters
Section 1 – Areas of Mutual Interest
Section 2 – Consents
Section 3 – Material Contracts

Schedule 8.1(g)	–	Prior Operations

Schedule 8.1(o)	–	Liens

Schedule 9.1	–	Permitted Transfers

Exhibits
Exhibit A-1	–	Initial Exhibit A-1 Leases

Exhibit A-2	–	Initial Exhibit A-2 Leases

Exhibit B	–	Wells

Exhibit C-1	–	Form of Conveyance (Exhibit A-1 Leases)

Exhibit C-2	–	Form of Conveyance (Exhibit A-2 Leases)

Exhibit D-1	–	Description of AMI 1

Exhibit D-2	–	Description of AMI 2

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is executed as of this 23rd day of August 2012, by ENERGY & EXPLORATION PARTNERS, LLC, a Delaware limited liability company (“Seller”), and CEU HUNTSVILLE, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, Seller is the owner of interests in certain oil and gas properties and assets located in Grimes, Madison, and Walker Counties, Texas, described more particularly herein; and

WHEREAS, Seller desires to sell and convey, and Buyer desires to purchase and pay for, an undivided interest in and to all of such oil and gas properties on the terms set forth herein.

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer, intending to be legally bound, agree as follows:

ARTICLE I.

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. In addition to the terms defined in the introductory paragraph of this Agreement, for purposes hereof, the capitalized expressions and terms set forth in Schedule 1.1 shall have the meanings set forth therein, unless expressly indicated otherwise. Other terms may be defined elsewhere in this Agreement and shall, for purposes hereof, have the meanings so specified, unless expressly indicated otherwise.

1.2 References. The words “hereby,” “herein,” “hereinabove,” “hereinafter,” “hereinbelow,” “hereof,” “hereto,” “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular article, section, or provision of this Agreement. References in this Agreement to articles, sections, exhibits, or schedules are to such articles, sections, exhibits, or schedules of this Agreement unless otherwise specified.

1.3 Articles and Sections. This Agreement, for convenience only, has been divided into articles and sections. The rights and other legal relations of the Parties shall be determined from this Agreement as an entirety and without regard to the aforesaid division into articles and sections and without regard to headings prefixed to such articles and sections.

1.4 Number and Gender. Whenever the context requires, reference herein made to a single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Words denoting sex shall be construed to include the masculine, feminine, and neuter, when such construction is appropriate. Specific enumeration shall not exclude the general but shall be construed as cumulative; and the words “include”,

“includes”, and “including” shall mean, in each case, “include, without limitation”, “includes, without limitation”, and “including, without limitation”. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as applicable, unless otherwise indicated.

ARTICLE II.

PURCHASE AND SALE

2.1 Purchase and Sale of Initial Properties. Subject to the terms and conditions hereof, concurrently with, and on the date of, the execution of this Agreement (the “First Closing Date”), Seller agrees to sell, convey, and assign to Buyer, and Buyer agrees to purchase and pay for, the following properties and assets (collectively, the “Initial Properties”):

(a) Buyer’s applicable Pre-Conversion Ownership Interest in, to, and under (i) the oil and gas leases described more particularly on Exhibit A-1 and the leasehold estates created thereby, as to all lands and depths covered thereby (collectively, the “Exhibit A-1 Initial Leases”), (ii) the oil and gas leases described more particularly on Exhibit A-2 and the leasehold estates created thereby, all of which oil and gas leases cover lands located within the area of mutual interest created pursuant to the Halcón AMI 2 Agreement, as to all lands and depths covered thereby (collectively, the “Exhibit A-2 Initial Leases”; the Exhibit A-1 Initial Leases and the Exhibit A-2 Initial Leases being referred to herein, collectively, as the “Initial Leases”); (iii) all units (if any) created by pooling, unitization, or communitization agreements in effect with respect to the Initial Leases or the lands covered thereby, and (iv) the oil and gas leases and lands included in any units into which the Initial Leases or the lands covered thereby may have been pooled, unitized, or communitized, together with any and all other rights, interests, privileges, benefits, and powers of any kind or character conferred upon Seller as the owner of any of such interests;

(b) Buyer’s applicable Pre-Conversion Ownership Interest in, to, and under all Hydrocarbons, the right to explore for which, or an interest in which, is granted pursuant to the Initial Leases and that are produced from or allocable to the interests of Seller described in clause (a) of this Section 2.1 from and after the Initial Effective Time;

(c) Buyer’s applicable Pre-Conversion Ownership Interest in, to, and under all other economic benefits of every kind and character attributable to the owner of the Initial Leases that accrue on and after the Initial Effective Time;

(d) Buyer’s applicable Pre-Conversion Ownership Interest in, to, and under the Hydrocarbon wells identified on Exhibit B (collectively, the “Wells”) and all other wellbores (whether active, inactive, or plugged and abandoned), equipment, machinery, fixtures, and other real, personal, and mixed property (if any), movable or immovable, and whether located on or off the lands covered by the Initial Leases to the extent used in connection with or attributable to the interests of Seller described in clauses (a), (b), and (c) of this Section 2.1 (except for any such personal property leased from third Persons);

(e) Buyer’s applicable Pre-Conversion Ownership Interest in, to, and under all of the rights, titles, interests and benefits created under the terms of the Existing Operating Agreements; and

(f) Buyer’s applicable Pre-Conversion Ownership Interest in to, and under all intangible rights, inchoate rights, transferable rights under representations, warranties, covenants and agreements (whether or not so captioned) made by prior owners, manufacturers, vendors, and third Persons, and rights accruing under applicable statutes of limitation or prescription, insofar only as the foregoing rights and interests relate or are attributable to the items listed in this Section 2.1.

The interests described in the preceding clauses (a) through (f) of this Section 2.1 (x) in and with respect to the Exhibit A-1 Initial Leases may be referred to herein, collectively, as the “Exhibit A-1 Initial Properties”, and (y) in and with respect to the Exhibit A-2 Initial Leases may be referred to herein, collectively, as the “Exhibit A-2 Initial Properties.” The conveyance to Buyer of the Initial Properties pursuant to this Agreement shall be effective as of 12:01 a.m., Central Time, on the First Closing Date (the “Initial Effective Time”).

2.2 Supplemental Properties.

(a) For purposes of this Agreement, the term “Supplemental Lease” shall refer to an oil and gas lease owned, in whole or in part, by Seller that: (i) covers lands located within the boundaries of either AMI; (ii) results in Buyer receiving not less than a seventy-five percent (75%) Net Revenue Interest (calculated based on ownership of a one hundred percent (100%) Working Interest) with respect thereto; and (iii) either (A) was excluded from the Initial Properties conveyed to Buyer at the First Closing pursuant to Section 4.1, or (B) acquired by Seller prior to the delivery due date of the Supplemental Closing Notice and not included in the Initial Leases. A schedule of all oil and gas leases that, as of the date of this Agreement, are known to be available as potential Supplemental Leases is attached hereto as Schedule 2.2(a) (the “Potential Supplemental Leases”). The Parties understand that, on the date of this Agreement, Seller is still in the process of acquiring the Potential Supplemental Leases, with the result that Schedule 2.2(a) is subject to correction and refinement prior to the Supplemental Closing. Seller will provide to Buyer the final version of Schedule 2.2(a) within two (2) Business Days after the occurrence of the “Supplemental Closing” under the terms of the Halcón Purchase Agreement. For the avoidance of doubt, the Potential Supplemental Leases described on Schedule 2.2(a) represent the list of all Supplemental Leases, or all lands as to which Seller, on the date of this Agreement, is attempting to acquire Supplemental Leases, that could possibly be included in the Supplemental Closing hereunder.

(b) With respect to those Supplemental Leases that are not excluded from this Agreement by operation of Section 4.3(b) or Section 4.5(c), and subject to the terms of Section 2.7, there shall occur a final, supplemental closing (the “Supplemental Closing”) on the earlier of the tenth (10th) day after the occurrence of the “Supplemental Closing” under the terms of the Halcón Purchase Agreement, or September 28, 2012, or on such other date as may be agreed upon by Seller and Buyer (the “Supplemental Closing Date”). To the extent that Seller has not already done so prior to the First Closing Date, Seller shall, as promptly as possible after the First Closing Date, but no later than fourteen (14) days prior to the Supplemental Closing Date, provide to Buyer access to and, at Buyer’s expense, copies of the Supplemental Properties Documentation. In addition, no later than September 11, 2012, Seller shall provide to Buyer a notice (the “Supplemental Closing Notice”) containing (i) a draft of an amendment to Exhibit A-2 that lists those Supplemental Leases (if any) covering lands located within the area of mutual interest created pursuant to the Halcón AMI 2 Agreement that Seller proposes to include in the Supplemental Closing (collectively, the “Exhibit A-2 Supplemental Leases”), and (ii) a draft of an amendment to Exhibit A-1 that lists all other Supplemental Leases that Seller proposes to include in the Supplemental Closing (collectively, the “Exhibit A-1 Supplemental Leases”). After September 11, 2012, Seller shall not be permitted to add any additional Supplemental Leases to Exhibit A-1 or Exhibit A-2. All other notices required to be given by Seller in connection with the Supplemental Leases under Section 4.3 and Section 4.5 shall be given no later than the dates specified in such provisions. On the Supplemental Closing Date, Seller shall sell and convey to Buyer, on the terms set forth in this Agreement, undivided interests identical to those set forth in Section 2.1(a) in and to, respectively, the Exhibit A-1 Supplemental Leases and the Exhibit A-2 Supplemental Leases identified in the Supplemental Closing Notice (or as otherwise agreed to by Buyer) that are not excluded from the Supplemental Closing pursuant to Section 4.3(b) or Section 4.5(c) or by operation of Section 2.7, as well as the interests related thereto identical to those described in clauses (b), (c), (d), (e), and (f) of Section 2.1. The interests described in the immediately preceding sentence (x) in and with respect to such Exhibit A-1 Supplemental Leases may be referred to herein, collectively, as the “Exhibit A-1 Supplemental Properties”; (y) in and with respect to such Exhibit A-2 Supplemental Leases may be referred to herein, collectively, as the “Exhibit A-2 Supplemental Properties”; and (z) in and with respect to all such Supplemental Leases may be referred to herein, collectively, as the “Supplemental Properties.” The conveyance to Buyer of the Supplemental Properties pursuant to this Agreement shall be effective as of 12:01 a.m., Central Time, on the Supplemental Closing Date (the “Supplemental Effective Time”). Potential Supplemental Leases that are (i) excluded from the Supplemental Closing by operation of Section 2.7 or (ii) excluded from the Supplemental Closing because they do not constitute Title Approved Leases on the Supplemental Closing Date and that do not become Title Approved Leases during the Extended Curative Period as provided in Section 4.3(c), shall, in each case, remain subject to the terms of this Agreement but shall be recharacterized as Prospective Acquired Interests proposed by Seller, as Acquiring Party, for acquisition subject to and in accordance with the terms of Article VI.

2.3 Assumption of Liabilities. Subject to the terms of this Agreement, (i) as of the Initial Effective Time, Buyer hereby assumes and agrees to pay, perform, and discharge with respect to the Initial Properties, and (ii) as of the Supplemental Effective Time, Buyer shall be deemed to have assumed and agreed to pay, perform, and discharge with respect to the Supplemental Properties, in each case the share attributable to Buyer’s Ownership Interest of the following duties, obligations, and Liabilities with respect to the Properties (collectively, the “Assumed Liabilities”):

(a) the performance of the terms, conditions, and covenants of, and the discharge of the duties, obligations, and Liabilities of the lessee (including obligations or Liabilities for the payment of bonus, royalties, Lease Maintenance Payments, and other sums of money) arising under the terms of the Leases included in the Properties, as well as the terms of the Existing Operating Agreements, in each case for the period from and after the applicable Effective Time;

(b) ALL CLAIMS AND LIABILITIES ARISING OUT OF, RESULTING FROM, OR RELATING IN ANY WAY TO THE ENVIRONMENTAL CONDITION OF THE PROPERTIES, OR ANY PORTION THEREOF, REGARDLESS OF WHETHER SUCH ENVIRONMENTAL CONDITION IS KNOWN, ANTICIPATED, OR SUSPECTED AS OF THE APPLICABLE EFFECTIVE TIME, OR RESULTS, IN WHOLE OR IN PART, FROM THE NEGLIGENCE OR STRICT LIABILITY (BUT NOT THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF SELLER OR ITS AFFILIATES, EMPLOYEES, AGENTS, OR REPRESENTATIVES, AND REGARDLESS OF WHETHER SUCH CLAIM OR LIABILITY, OR THE ACTS, OMISSIONS, EVENTS, OR CONDITIONS GIVING RISE THERETO, AROSE, OCCURRED, OR CAME INTO EXISTENCE BEFORE, AT, OR AFTER THE APPLICABLE EFFECTIVE TIME; provided, however, that nothing contained in this Section 2.3(b) shall be construed to mean that Buyer has agreed to assume any Claim or Liability that is insured by policies of insurance provided by the Operator under the Existing Operating Agreements; and

(c) all Claims and Liabilities relating to the payment of taxes (including interest, penalties, and additions to tax) for which Buyer has agreed to be responsible under the terms hereof.

2.4 Retention of Liabilities. Subject to the terms of this Agreement, as between Seller and Buyer, (i) after the First Closing, Seller hereby retains and agrees to pay, perform, and discharge with respect to the Initial Properties, and (ii) after the Supplemental Closing Seller shall be deemed to have retained and agreed to pay, perform, and discharge with respect to the Supplemental Properties, in each case the share attributable to Seller’s Ownership Interest of the following duties, obligations, and Liabilities (the “Retained Liabilities”):

(a) the performance of the terms, conditions, and covenants of, and the discharge of the duties, obligations, and Liabilities of the lessee (including obligations or Liabilities for the payment of bonus, royalties, Lease Maintenance Payments, and other sums of money) arising under the terms of Leases included in the Properties, as well as under the terms of the Existing Operating Agreements, in each case for the period prior to the applicable Effective Time;

(b) ALL CLAIMS AND LIABILITIES ARISING OUT OF, RESULTING FROM, OR RELATING IN ANY WAY TO THE ENVIRONMENTAL CONDITION OF THE PROPERTIES, OR ANY PORTION THEREOF, REGARDLESS OF WHETHER SUCH ENVIRONMENTAL CONDITION RESULTS, IN WHOLE OR IN PART, FROM THE NEGLIGENCE OR STRICT LIABILITY (BUT NOT THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF BUYER OR ITS AFFILIATES, EMPLOYEES, AGENTS, OR REPRESENTATIVES, AND REGARDLESS OF WHETHER SUCH CLAIM OR LIABILITY, OR THE ACTS, OMISSIONS, EVENTS, OR CONDITIONS GIVING RISE THERETO, AROSE, OCCURRED, OR EXISTED BEFORE, AT, OR AFTER THE APPLICABLE

EFFECTIVE TIME; provided, however, that nothing contained in this Section 2.4(b) shall be construed to mean that, as between Seller and Buyer, Seller has agreed to retain responsibility for any Claim or Liability that is insured by policies of insurance provided by the Operator under the Existing Operating Agreements;

(c) all Claims and Liabilities relating to the payment of taxes (including interest, penalties, and additions to tax) for which Seller has agreed to be responsible hereunder; and

(d) all indebtedness (if any) of Seller, whether or not encumbering all or any portion of the Properties.

2.5 Net Revenue Interest. Prior to the First Closing Date with respect to the Initial Leases, and prior to the Supplemental Closing Date with respect to the Supplemental Leases, Seller shall be entitled to create in favor of itself or its Affiliates and its Lenders (including Guggenheim Corporate Funding, LLC), by grant or reservation, as Seller may choose, additional overriding royalty interests in oil and gas production from each Lease; provided, however, that in no event shall Seller be entitled to take any action that would cause Buyer to receive a Net Revenue Interest with respect to any Lease included in the Properties that is less than 75% (based on a Working Interest of 100%) on the applicable Closing Date.

2.6 Exclusions from Properties. Nothing contained in this Agreement or any Conveyance executed pursuant hereto shall be deemed to assign to Buyer any rights, titles, interests, or benefits of any kind owned by or that accrue to Seller, or to subject Buyer to, or cause Buyer to assume, any obligations or Liabilities of Seller, in each case arising or existing under the terms of the Halcón Purchase Agreement or the Halcón AMI 2 Agreement.

2.7 Transaction Size. The Parties acknowledge and agree that in no event shall the Properties include Leases that cover, in the aggregate, more than fifty-thousand (50,000) Net Mineral Acres (on an 8/8ths basis).

ARTICLE III.

PURCHASE PRICE

3.1 Total Purchase Price. The total consideration for the sale of the Properties shall equal the sum of the Initial Purchase Price and the Supplemental Purchase Price paid by Buyer to Seller for the Properties delivered by Seller to Buyer at, respectively, the First Closing and the Supplemental Closing is, as shall be more fully described in each Flow of Funds Memorandum to be delivered pursuant to Section 10.2 (collectively, the “Total Purchase Price”).

3.2 Initial Purchase Price. On the First Closing Date, Buyer shall pay to Seller the “Initial Purchase Price”, an amount calculated with respect to the Initial Properties as described on Schedule 3.2.

3.3 Supplemental Purchase Price. On the Supplemental Closing Date, Buyer shall pay to Seller the “Supplemental Purchase Price”, an amount calculated with respect to the Supplemental Properties as described on Schedule 3.3.

ARTICLE IV.

DUE DILIGENCE

4.1 Initial Properties. Buyer acknowledges that, prior to the First Closing Date, it has (a) been furnished by Seller with access to such files, data, and information relating to the title to the Initial Leases, and the physical, operating, and environmental condition of the Initial Leases and the Wells, in each case as Buyer has requested, (b) been afforded the opportunity to ask questions regarding such matters of Seller’s employees or contract personnel having knowledge thereof, and (c) otherwise conducted its own title examinations and searches with respect to the Initial Leases, and made its own independent inspections, analyses, investigations, and studies (consistent with the terms of Section 4.5) with respect to the Initial Leases and the Wells, as Buyer in each case deemed necessary. Solely in reliance upon such independent title examinations and searches and such independent inspections, analyses, investigations, and studies, Buyer has determined that the Initial Leases listed on Exhibit A-1 and Exhibit A-2 constitute Title-Approved Leases and hereby accepts the physical, operating, and environmental condition of the Initial Leases and the Wells “AS IS”, “WHERE IS”, and “WITH ALL FAULTS”. Title Defects and Environmental Defects with respect to the Initial Properties discovered by Buyer prior to the First Closing Date have either been asserted by Buyer and resolved by Seller to Buyer’s reasonable satisfaction or waived by Buyer. If an oil and gas lease proposed by Seller for inclusion among the Initial Leases was not so included because of the existence of an uncured Title Defect or an unremedied Environmental Defect affecting such oil and gas lease as of the First Closing Date, such oil and gas lease shall be excluded from the Initial Leases included in the First Closing. Thereafter, Seller shall be free to propose such an excluded oil and gas lease for inclusion among the Supplemental Leases to be included in the Supplemental Closing in accordance with Section 2.2.

4.2 Title Review – Supplemental Properties. Buyer shall have until five (5) days preceding the Supplemental Closing Date to examine title to the Supplemental Leases (the “Review Period”). During the Review Period, Seller will make available to Buyer, for examination at Seller’s offices, the Supplemental Properties Documentation, and all other lease, title, and other information in any manner related to the Supplemental Leases and the ownership thereof, and will cooperate with Buyer in Buyer’s efforts to obtain, at Buyer’s expense, such additional information relating to the Supplemental Leases as Buyer may reasonably desire, to the extent that Seller may do so without violating any obligation of confidence or other contractual commitment of Seller to a third Person. Seller shall permit Buyer, at Buyer’s expense, to inspect and photocopy such information and records at any reasonable time during the Review Period. Seller shall not be obligated to furnish any updated abstracts of title or title opinions or any additional title information not in the possession or control of Seller, provided that with respect to such information that already exists, but is not in the possession or control of Seller, Seller shall, at Buyer’s request and expense, (a) use reasonable commercial efforts to obtain such information, and (b) cooperate with Buyer in Buyer’s efforts to obtain such additional updated title information as Buyer may reasonably deem prudent.

4.3 Title Defects – Supplemental Leases.

(a) If, during the Review Period, Buyer determines (after all curative work that can reasonably be obtained on or prior to the expiration of the Review Period has been obtained) that Seller does not hold Defensible Title to any Supplemental Lease (each such deficiency in Defensible Title is herein called a “Title Defect”), Buyer shall provide to Seller, no later than one (1) Business Day after the expiration of the Review Period, written notice of the Title Defect and the circumstances underlying such Title Defect (including copies of any information, title opinions, or title reports that support such Title Defect). Title Defects discovered but not asserted by Buyer in a timely manner under this Section 4.3(a) shall be deemed to have been waived by Buyer. For purposes of this Agreement, no Title Defect shall exist as the result of a shortfall in the actual Net Revenue Interest in a Supplemental Lease relative to the Net Revenue Interest in such Supplemental Lease warranted herein if, by operation of Section 2.2 of the applicable Conveyance, Buyer suffers no economic loss or detriment as the result of such shortfall.

(b) After Seller’s receipt of notice from Buyer of a Title Defect and until the Supplemental Closing Date, Seller, at its sole cost, shall use commercially reasonable efforts to cure such Title Defect by acquiring oil and gas leases or performing other title curative that will cause Buyer to hold Defensible Title to the affected Supplemental Lease(s). For the avoidance of doubt, with respect to those Supplemental Leases that are affected by a Title Defect, which Seller timely cures, so that such Supplemental Leases (i) are deemed Title Approved Leases on the Supplemental Closing Date, and (ii) are included as Supplemental Leases on the Supplemental Closing, such Supplemental Leases will remain subject to the post-Closing title remedies more fully described in Section 4.4. If Seller’s attempts to cure a timely and properly asserted Title Defect affecting a Supplemental Lease prior to the Supplemental Closing Date are unsuccessful, Seller shall promptly provide to Buyer a reasonably detailed written explanation for Seller’s failure to obtain Defensible Title to the affected Supplemental Lease(s), and such Supplemental Lease shall be excluded from the Supplemental Closing unless Buyer elects to waive the relevant Title Defect(s), in which case the terms of Section 4.3(c) shall apply.

(c) If a Supplemental Lease is excluded from the Supplemental Closing pursuant to Section 4.3(b) because it was not a Title Approved Lease on the Supplemental Closing Date, Seller shall have an additional period of thirty (30) days after the Supplemental Closing Date (the “Extended Curative Period”) within which to complete title curative activities with respect to such Supplemental Lease. If Seller successfully completes such title curative activities, with the result that the relevant Supplemental Lease becomes a Title Approved Lease prior to the expiration of the Extended Curative Period, then no later than five (5) Business Days after the end of the Extended Curative Period, (i) Buyer shall pay to Seller an amount with respect to such Supplemental Lease calculated in the same manner as the Supplemental Purchase Price under Section 3.3; (ii) Seller shall sell and convey to Buyer, on the terms set forth for Supplemental Leases in this Agreement, Buyer’s applicable Ownership Interest in such Supplemental Lease, as well as the interests related thereto identical to those described in clauses (b), (c), (d), (e), and (f) of Section 2.1; and (iii) such interests in such Supplemental Lease shall thereafter be treated as a Supplemental Property for all purposes of this Agreement. If Seller fails to complete the curative activities necessary for the relevant Supplemental Lease to become a Title Approved Lease prior to the expiration of the Extended Curative Period, such Supplemental Lease shall remain subject to the terms of this Agreement but shall be recharacterized as a Prospective Acquired Interest that, upon Seller’s completion of such title curative activities, Seller, as Acquiring Party, shall be required to propose for acquisition subject to and in accordance with the terms of Article VI.

(d) If there is dispute between Seller and Buyer regarding the existence or value of a Title Defect or whether a Title Defect has been cured, any such dispute shall be resolved by arbitration in accordance with Section 4.4(c).

4.4 Post-Closing Title Remedy – General and Disputes.

(a) Notwithstanding the preceding provisions of this Article IV, if, after the applicable Closing, there is determined to exist an Uncured Failure of Title affecting one or more Leases, regardless of whether the existence of the relevant Failure of Title is established (i) by means of (A) a title opinion or title opinions prepared by an attorney engaged by the Operator or Seller, or (B) a final and non-appealable judgment from a court of competent jurisdiction or a final arbitration award in favor of a third Person, or (ii) is otherwise agreed to or not contested by Seller, Seller shall provide to Buyer written notice of such fact. Buyer, subject to the succeeding provisions of this Section 4.4, shall thereupon be entitled to reconvey to Seller Buyer’s Ownership Interest in the affected Lease(s) (or a proportionate share of Buyer’s Ownership Interest in the affected Lease(s) if the Uncured Failure of Title affects less than the full mineral estate in the lands covered by the affected Lease(s) or less than the full Working Interest in such Lease(s)), by recordable instrument of conveyance (x) that complies with the terms of Section 7.3, (y) that provides for a retroactive effective date that is the day before the Closing Date on which such Seller conveyed to Buyer its Ownership Interest in such Lease or Leases, and (z) is otherwise substantially in the forms of the Conveyances. Concurrently with the execution and delivery of each such re-conveyance, Seller shall pay to Buyer an amount equal to the portion of the Purchase Price paid by Buyer to Seller that is attributable to the Lease(s) affected by the Uncured Failure of Title, based on the formula set forth in Schedule 3.2 or Schedule 3.3, as applicable (or the portion of such amount where such Uncured Failure of Title relates to less than the full mineral estate in the lands covered by the affected Lease(s) or less than the full Working Interest or Net Revenue Interest in such Lease(s)). Every three (3) calendar months after the Supplemental Closing Date, to facilitate an orderly and timely re-conveyance of the Lease(s) subject to Uncured Failures of Title, Seller and Buyer shall confer regarding the status of curative efforts regarding any Failures of Title and otherwise to consummate the re-conveyance of and repayment for those Leases subject to such Uncured Failures of Title.

(b) For purposes of this Agreement:

(i) The term “Uncured Failure of Title” means a Failure of Title that remains uncured sixty (60) days after the existence of such Failure of Title is established in Section 4.4(a).

(ii) The term “Failure of Title” means, with respect to one or more Leases in which Buyer purchases its Ownership Interest pursuant hereto, the existence of a Title Defect of sufficient materiality that, if uncured, would (A) in the case of such a Title Defect affecting Lease(s) covering the drill site tracts for a proposed well, cause the operator of the proposed well not to drill such well on such lands, (B) result in a permanent reduction in the revenues from the Hydrocarbon production from or allocable to such Lease(s) that Buyer would have otherwise been entitled to receive in the absence of such Title Defect, or (C) otherwise result in direct, economic loss to Buyer. The existence of such a Title Defect affecting the Lease(s) covering the non-drill site tracts in a pooled unit created for a Hydrocarbon well shall not constitute a Failure of Title for purposes hereof unless the failure to cure such Title Defect would impair the compliance of the unit with the applicable rules of the RRC relating to well density and spacing, reduce the applicable production allowable under RRC rules, impair the validity of the pooled unit, or otherwise result in economic loss or detriment to Buyer. No Failure of Title shall result from the existence of a shortfall in the actual Net Revenue Interest(s) in the affected Lease(s) relative to the Net Revenue Interest(s) in such Lease(s) warranted herein if, by operation of Section 2.2 of the applicable Conveyance, Buyer suffers no economic loss or detriment as the result of such shortfall. The expiration of a Lease at the end of its primary term without production therefrom or drilling operations thereon shall not constitute a Failure of Title. Matters relating to the release, in whole or in part, or maintenance of a Lease shall be governed by the terms of the Existing Operating Agreements, and no Failure of Title shall occur hereunder by reason of such a release or failure to maintain the relevant Lease. In addition, the existence of one or more of the following objections to title with respect to a Lease shall not constitute the basis for a Claim by Buyer that a Failure of Title exists: (x) objections to title typically cured by reliance on applicable statutes of limitation; (y) absence of a release or other evidence of termination of any time-expired oil and gas lease as to which more than twenty (20) years has passed since the expiration of its primary term; and (z) the absence of ratifications of pooling or unit declarations by owners of non-participating royalty interests in non-drill site tracts of a pooled unit.

(c) Any dispute regarding the existence or cure of a Title Defect or a Failure of Title (each a “Title Dispute”) shall be exclusively and finally resolved by arbitration pursuant to this Section 4.4(c). Either Seller or Buyer may commence such an arbitration hereunder by giving written notice thereof to the other Party (i) in the case of a Title Defect, no later than ten (10) days after Seller’s receipt of Buyer’s notice of Title Defects under Section 4.3(a), (ii) in the case of a dispute regarding the sufficiency of title curative obtained by Seller with respect to a Title Defect, no later than ten (10) days after the end of the Extended Curative Period, or (iii) in the case of a Failure of Title or the sufficiency of title curative obtained by Seller with respect thereto, no later than ten (10) days after Buyer’s receipt of Seller’s notice of an Uncured Failure of Title under Section 4.4(a). No later than five (5) Business Days after the delivery of the notice commencing the arbitration, each of Seller and Buyer shall select an arbitrator. Promptly following their selection, the arbitrators selected by Seller and Buyer shall select a third arbitrator, who shall hear and decide the matters submitted for arbitration pursuant to this Section 4.4(c) (in each case, the “Title Arbitrator”). If the Title Arbitrator should die, resign, or otherwise be unable to perform his duties hereunder, a successor arbitrator shall be selected as Title Arbitrator pursuant to the preceding procedures under this Section 4.4(c). All arbitrators selected pursuant to this Section 4.4(c) shall be title attorneys experienced in oil and gas titles involving properties in the State of Texas. The place of arbitration shall be Houston, Texas, and the arbitration shall be conducted in accordance with the Commercial Arbitration Rules and Mediation Procedures (Including Procedures for Large, Complex Commercial Disputes) of the

American Arbitration Association (“AAA”), without regard to rules relating to mediation or discovery, to the extent such rules do not conflict with the terms of this Section 4.4(c). In addition to being bound by and adhering to the rules and practices of the AAA, to the extent not inconsistent with this Section 4.4 (c) and applicable Law on arbitrator neutrality, none of the arbitrators shall have worked as an employee or outside counsel for any Party or its Affiliates during the five (5) year period immediately preceding the arbitration or have any financial interest in the dispute. The arbitration hearing shall commence, to the extent reasonably practicable, within forty-five (45) days after the selection of the Title Arbitrator. The Law governing all disputes resolved pursuant to this Section 4.4(c) shall be the Laws of the State of Texas, without regard to conflict of laws principles. The Title Arbitrator’s award shall be made, to the extent reasonably practicable, within twenty (20) days after the closing of the hearing and shall be final and binding upon both Parties, without right of appeal and, if necessary, enforceable in any court of competent jurisdiction. The Title Arbitrator shall determine the specific disputed Title Defect or Failure of Title and, if applicable, the value of the Title Defect under Section 4.3 or the portion of the Purchase Price that Seller must repay to Buyer pursuant to Section 4.4(a). The Title Arbitrator may not award damages, interest, or penalties to either Party. Seller and Buyer shall bear their own legal fees and other costs of presenting their case. Seller and Buyer shall each bear one-half of the costs and expenses of each arbitrator. Within ten (10) days after the Title Arbitrator delivers written notice to Buyer and Seller of the award, Seller and Buyer also shall then take such additional action (including, but not limited to, payment and re-conveyance) as is reasonably required to implement the terms of any award of the Title Arbitrator.

4.5 Environmental Matters – Supplemental Properties.

(a) After the First Closing Date and prior to the Supplemental Closing Date, Seller shall afford to Buyer and its officers, employees, agents, and authorized representatives reasonable access to the lands covered by the Supplemental Leases to conduct onsite inspections and assessments of such lands in accordance with the terms of this Agreement. During such period, Seller shall also make available to Buyer, upon reasonable notice during normal business hours, personnel of Seller knowledgeable with respect to the Supplemental Leases and the environmental records applicable thereto in order that Buyer may make such diligent investigation as it considers desirable.

(b) Upon reasonable notice to Seller, Buyer shall have the right to conduct a “Phase I” environmental assessment of all or any portion of the land covered by the Supplemental Leases (the “Assessment”), to be conducted by a reputable environmental consulting or engineering firm selected by Buyer. The Assessment shall be conducted at the sole cost and expense of Buyer. Buyer shall not be permitted to conduct any sampling, boring, drilling, or other invasive investigative activity with respect to such land (“Invasive Activity”) without the prior written consent of Seller. Buyer shall perform, or shall cause to be performed, the Assessment in accordance with applicable Laws. Seller shall have the right to have its representatives present to observe Buyer’s, or Buyer’s environmental consultant’s, performance of the Assessment. Prior to the Supplemental Closing, Buyer shall (and shall cause Buyer’s environmental consultant, if applicable, to) treat confidentially any matters revealed by Buyer’s Assessment and any reports or data generated therefrom subject to and in accordance with the terms of Section 11.3. If Buyer or Buyer’s environmental consultant becomes legally compelled to disclose any of such environmental information, Buyer shall provide to Seller the notice required under, and Seller shall have the rights provided in, Section 11.3(e). If (i) one or more Supplemental Leases is excluded from this Agreement by operation of Section 2.7, Section 4.3(b), or Section 4.5(c), or (ii) if the Supplemental Closing does not occur for any reason, the confidentiality obligations of Buyer (and Buyer’s environmental consultant, if applicable) under this Section 4.5 shall survive such events and remain in full force and effect with respect to all Supplemental Leases covered by the Assessment.

(c) If, as a result of its investigation pursuant to Section 4.5(b), Buyer determines that, with respect to any portion of the Supplemental Leases or the land covered thereby, there exists a violation of an Environmental Law (in each case, an “Environmental Defect”), then on or prior to the Supplemental Closing Date, Buyer may send Seller notice of such Environmental Defect. Seller and Buyer shall consult with each other regarding whether to remedy any such Environmental Defect and, if so, the method of remediation, but neither Seller nor Buyer shall have any obligation to the other Party under this Agreement to remedy any such Environmental Defect. If, for any reason, such an Environmental Defect is not remedied to Buyer’s sole satisfaction prior to the Supplemental Closing Date, the affected Supplemental Lease(s) shall be excluded from the Supplemental Closing (unless Buyer elects to waive the relevant Environmental Defect, in which case it shall become an Assumed Liability), whereupon such Supplemental Lease(s) shall cease to be subject to the terms of this Agreement (including the provisions relating to the AMIs).

ARTICLE V.

DRILLING OPERATIONS

5.1 Existing Operating Agreements. At the First Closing, Buyer has executed and delivered to Seller ratifications, recording memoranda, and other appropriate documentation evidencing Buyer’s agreement to adopt, ratify, confirm, and agree to be bound by, and to assume and agree to pay, perform, and discharge its share of the obligations and Liabilities arising under, the terms of the Existing Operating Agreements with respect to its Ownership Interests in the Properties. At the Supplemental Closing, Buyer shall execute and deliver to Seller amendments to the Existing Operating Agreements and the recording memoranda executed in connection therewith that add to the descriptions of the respective Contract Areas contained therein the descriptions of, respectively, the Exhibit A-1 Supplemental Properties and the Exhibit A-2 Supplemental Properties conveyed to Buyer. Buyer acknowledges that Halcón Operating Co., Inc., has been designated as the “Operator” under the terms of each Existing Operating Agreement.

5.2 Commitment Wells.

(a) Seller represents that Seller has agreed with Operator and the other Working Interest owners in the Properties to participate in: (i) the drilling of the two (2) Wells identified as items 1 and 2 on Exhibit B at legal locations on the Initial Leases (the “Commitment Wells”) to the respective vertical depths and/or horizontal extents, as applicable, selected by Operator; (ii) the testing of each Commitment Well prior to Operator’s decision whether to complete such well; and (iii) either the plugging and abandonment of such

Commitment Well as a dry hole or the completion (including the performance of hydraulic fracturing or other formation stimulation operations) and equipping of such Commitment Well for production (including the installation of production facilities). Seller further represents that, as of the First Closing Date, drilling operations for both Commitment Wells are underway at the locations on the Initial Leases shown on the plats attached hereto in Section 1 of Schedule 5.2. Also attached hereto as Section 2 of Schedule 5.2 are the authorities for expenditure (“AFEs”) provided by the Operator to Seller in connection with the first Commitment Well and the second Commitment Well.

(b) With respect to both Commitment Wells, Buyer agrees to participate with Seller in the drilling, testing, and plugging and abandonment or completion and equipping for production operations described in Section 5.2(a). As the result of such agreement to participate, and subject to the terms of Section 5.2(c), Buyer shall bear and pay, or shall reimburse Seller if Seller has paid, the portion attributable to Buyer’s Ownership Interest of all Drilling Costs and Completion Costs incurred in connection with the Commitment Wells, and Buyer shall have no separate election under the Operating Agreement whether to participate in the drilling or completion of either Commitment Well. At the First Closing, Buyer shall increase the amount of the Initial Purchase Price paid by Buyer to Seller by an amount equal to the portion attributable to Buyer’s Ownership Interest of all Drilling Costs incurred in connection with the first and second Commitment Wells as to which Seller has received and paid invoices from the Operator prior to the First Closing Date (the “Commitment Well Reimbursement”).

(c) Notwithstanding the preceding provisions of this Section 5.2, if the aggregate costs and expenses (on a 100% Working Interest basis) incurred in connection with the drilling, testing, and plugging and abandonment or completion and equipping for production of the Commitment Wells exceeds the sum of $20,000,000, Buyer shall be entitled to make its own election whether to continue to participate in further drilling and/or completion operations in the Commitment Wells. If Buyer elects not to continue to participate, and Seller and the other parties-in-interest in the Commitment Wells elect to continue the drilling and/or completion thereof, Buyer shall be treated as a “Non-Consenting Party” with respect to the Commitment Well(s) then being drilled or to be drilled, subject to the terms of the applicable Existing Operating Agreement. If Buyer elects to participate, Buyer shall bear and pay, or reimburse Seller if Seller has paid, the portion attributable to Buyer’s Ownership Interest of all Drilling Costs and Completion Costs incurred in connection with the Commitment Wells in excess of, in the aggregate, $20,000,000.00.

5.3 Additional Pre-Closing Wells.

(a) If Operator proposes the drilling of one or more Additional Pre-Closing Wells, then if the estimated Drilling Costs for the proposed Additional Pre-Closing Well, as reflected in the Operator’s AFE therefor, are less than $12,000,000.00, Buyer agrees to be bound by the election of Seller, made pursuant to Article VI.B of the applicable Existing Operating Agreement, whether to participate in the drilling of such proposed Additional Pre-Closing Well and, if Seller elects to participate, to bear and pay, or reimburse Seller if Seller has paid, the portion attributable to Buyer’s Ownership Interest of all Drilling Costs incurred in connection with such Additional Pre-Closing Well.

(b) If the estimated Drilling Costs for the proposed Additional Pre-Closing Well, as reflected in the Operator’s AFE therefor, equal or exceed $12,000,000.00, then as between Seller and Buyer, Buyer shall be entitled to make its own election whether to participate in the drilling of such Additional Pre-Closing Well. If Buyer elects not to participate, then following (i) the First Closing, if the proposed Additional Pre-Closing Well is located on the Initial Leases, or (ii) the Supplemental Closing, if the proposed Additional Pre-Closing Well is located on the Supplemental Leases, Buyer shall be treated as a “Non-Consenting Party” with respect to such Additional Pre-Closing Well subject to the terms of the applicable Existing Operating Agreement. If Buyer elects to participate, Buyer shall bear and pay, or reimburse Seller if Seller has paid, the portion attributable to Buyer’s Ownership Interest of all Drilling Costs incurred in connection with the relevant Additional Pre-Closing Well.

(c) If Buyer becomes obligated under Section 5.3(a) or Section 5.3(b) to reimburse Seller for the share attributable to Buyer’s Ownership Interest of the Drilling Costs incurred in connection with an Additional Pre-Closing Well prior to the First Closing or the Supplemental Closing, Buyer shall increase the amount of the Initial Purchase Price or the Supplemental Purchase Price, as applicable, paid by Buyer to Seller at the relevant Closing by the amount of any such reimbursement, determined based on invoices received and paid by Seller prior to such Closing (in each case, an “Additional Pre-Closing Well Reimbursement”).

5.4 Subsequent Operations. Except as otherwise provided in Section 5.2, all operations conducted on the Leases, including operations conducted in the Commitment Wells after the completion or plugging and abandonment thereof and all operations conducted in all Additional Pre-Closing Wells, on and after, in each case, the applicable Closing Date, shall be governed by the terms of the applicable Existing Operating Agreement. Buyer expressly agrees to bear and pay the share attributable to its applicable Ownership Interest of all costs and expenses incurred in connection with such operations for which Buyer becomes obligated pursuant to the terms and conditions of the Existing Operating Agreements, it being understood that Buyer shall not, by operation of this Section 5.4, be obligated to bear and pay any portion of the costs and expenses incurred in connection with any operation conducted under the Existing Operating Agreements if Buyer has the right, under Article VI thereof, to elect whether to participate in a proposed operation and elects or has elected not to so participate.

ARTICLE VI.

AREAS OF MUTUAL INTEREST

6.1 Designation of AMIs. The Parties agree to establish, and do hereby designate and establish, two (2) areas of mutual interest (collectively, the “AMIs”): (a) the area encompassing those lands lying within the black boundary on the plat attached hereto as Exhibit D-1 (“AMI 1”), which lands correspond to those comprising the area of mutual interest created under the Halcón Purchase Agreement; and (b) the area encompassing those lands lying within the black boundary on the plat attached hereto as Exhibit D-2 (“AMI 2”), which lands correspond to those comprising the area of mutual interest created under the Halcón AMI 2 Agreement. Each AMI shall remain in force for a term commencing on the First Closing Date and ending (x) in the case of AMI 1, on the third anniversary of the “Supplemental Closing Date” established under the terms of the Halcón Purchase Agreement (the “AMI 1 Term”), and (y) in the case of AMI 2, on January 1, 2014 (the “AMI 2 Term”), in each case unless sooner terminated by operation of this Agreement or by mutual agreement of the Parties (the AMI 1 Term or the AMI 2 Term may be referred to herein as the “Applicable AMI Term”). If the size, configuration, or duration of the area of mutual interest created under the Halcón Purchase Agreement or the area of mutual interest created under the terms of the Halcón AMI 2 Agreement is amended or extended, or if either of such areas of mutual interest is terminated prior to the expiration of its term, Seller shall provide to Buyer written notice of such fact, and Buyer, upon written notice to Seller given no later than ten (10) days after Buyer’s receipt of Seller’s notice, shall have the right to elect whether to agree with Seller, in like manner, to amend, extend, or terminate the corresponding AMI created pursuant hereto.

6.2 Acquired Interests.

(a) If either Party, or an Affiliate of either Party (the “Acquiring Party”), acquires, contracts to acquire, or directs a third Person to acquire or contract to acquire at any time during the Applicable AMI Term, (i) from the current mineral owner, an oil, gas and/or mineral lease, an interest in an oil, gas and/or mineral lease, a top lease, an option to acquire an oil, gas and/or mineral lease, a fee mineral or royalty interest, or other interest in oil, gas and/or minerals covering lands any part of which are located within either AMI (in each case, an “AMI Lease”); or (ii) an existing AMI Lease, or undivided interest therein, from the current owner(s) of the Working Interest therein by purchase, sale, or exchange (the properties, interests, and rights described in the preceding clauses (i) and (ii), insofar and only insofar as they cover lands within either AMI (as it then exists), being herein called “Unpackaged Prospective Acquired Interests”), then the Acquiring Party shall, (x) once each calendar month, give the other Party (the “Other Party”) a Progress Notice, and (y) no more frequently than once each calendar month and no less frequently than once each calendar quarter, notify the Other Party in writing of such acquisition of any Unpackaged Prospective Acquired Interests (each, an “Unpackaged Acquisition Notice”).

(b) If the Acquiring Party, either directly or through a third Person, acquires from a third Person (i) multiple AMI Leases and/or wells within either AMI, (ii) the right to earn interests in one or more AMI Leases pursuant to a farmout, farmin, sublease, or other agreement or arrangement under which the acquisition of such interest is conditioned on participation in the drilling of one or more Hydrocarbon wells located on the lands covered by the relevant AMI Lease(s), or for which a material expense is expected (in each case, a “Farmin”), or (iii) any other transaction relating to the acquisition of one or more AMI Leases on which one or more producing Hydrocarbon wells is located or that involves a requirement that one or more Hydrocarbon wells be drilled (the properties, interests, and rights described in the preceding clauses (i), (ii), and (iii) being herein called “Packaged Prospective Acquired Interests”), the Acquiring Party shall notify (each, a “Packaged Acquisition Notice”) the Other Party at the earliest reasonable time (or at a minimum once an offer has been accepted) of the potential acquisition of such Packaged Prospective Acquired Interest.

(c) Each Unpackaged Acquisition Notice and Packaged Acquisition Notice (each, an “Acquisition Notice”) shall provide to the Other Party access to or be accompanied by copies of all related Prospective Acquired Interest Due Diligence Materials. The Acquiring Party shall also include in such Acquisition Notice, to the extent applicable, (i) an itemized statement showing the AMI Acquisition Costs incurred in connection with such Prospective

Acquired Interest, on an aggregate and a per-Net-Mineral-Acre basis, (ii) in the case of a Farmin or any other instrument that conveys a well drilling obligation or other operation for which an expense is reasonably expected, the AFE or other cost estimate for each well in which the Acquiring Party’s participation is obligatory under the Farmin or similar agreement.

(d) Except as provided hereinafter, the Other Party shall, within fifteen (15) days of its receipt of each Acquisition Notice from the Acquiring Party and the associated Prospective Acquired Interest Due Diligence Materials, notify the Acquiring Party, in writing, whether the Other Party wishes to participate in the acquisition of a Prospective Acquired Interest; provided, however, that in the case of a Packaged Prospective Acquired Interest either (i) for which the total purchase price to be paid by the Acquiring Party exceeds $10,000,000.00, or (ii) that includes one or more producing Hydrocarbon wells or involves a requirement that one or more Hydrocarbon wells be drilled, the Other Party shall have thirty (30) days within which to respond to the relevant Packaged Acquisition Notice. The failure of the Other Party to respond to an Acquisition Notice in a timely manner as provided in this Section 6.2(d) shall constitute an election by the Other Party not to participate in the acquisition of such Prospective Acquired Interest.

(e) The Other Party may elect to acquire all or fewer than all AMI Leases comprising any Unpackaged Prospective Acquired Interest. Notwithstanding anything in this Agreement to the contrary, if an individual AMI Lease that is a part of any Unpackaged Prospective Acquired Interest is located both within and outside of an AMI, and the Other Party elects to acquire such Unpackaged Prospective Acquired Interest according to the terms of this Agreement, the Other Party shall have the right to participate in the entire AMI Lease, even if a portion of such AMI Lease is located outside of the AMIs. With respect to a Packaged Prospective Acquired Interest that is located completely within the AMIs, the Other Party must elect to participate in all or none of any Packaged Prospective Acquired Interest. Notwithstanding anything in this Agreement to the contrary, if AMI Leases that are a part of any Packaged Prospective Acquired Interest are located both within and outside of an AMI, and the Other Party elects to participate in such Packaged Prospective Acquired Interest according to the terms of this Agreement, the Other Party shall have the right either to (i) participate only in those portions of the Packaged Prospective Acquired Interest lying within the AMIs, or (ii) elect to not acquire any part of the Packaged Prospective Acquired Interest, unless otherwise agreed to by the Parties.

(f) If the Other Party elects to participate in the acquisition of all or, to the extent authorized, any portion of a Prospective Acquired Interest, then upon its compliance with the terms of this Section 6.2, such Prospective Acquired Interest shall become an “Acquired Interest” for all purposes of this Agreement.

(g) Within fifteen (15) days following each closing on Prospective Acquired Interests, the Acquiring Party shall provide to the Other Party, at the Other Party’s cost and expense, and to the extent not already provided, copies of all Records related to such Prospective Acquired Interests. The Acquiring Party’s obligations with respect to the original Records shall be the same as those obligations borne by Seller under Section 11.1.

(h) With respect to each Prospective Acquired Interest located in AMI 1, if the relevant Prospective Acquired Interest entitles the Acquiring Party to greater than an undivided 75% Net Revenue Interest (based on a 100% Working Interest), the Acquiring Party shall be entitled to reserve from its assignment to the Other Party an overriding royalty interest in such Prospective Acquired Interest of up to one percent (1%), proportionately reduced by the mineral fee interest covered by such Prospective Acquired Interest (and further proportionately reduced to the extent that the Acquiring Party owns or acquires less than a 100% Working Interest in such Prospective Acquired Interest), based on the Net Revenue Interest in such Prospective Acquired Interest actually received or acquired by the Acquiring Party, insofar and only insofar as the overriding royalty interest reserved by the Acquiring Party does not (and would not) cause the Net Revenue Interest actually delivered to the Other Party with respect to such Prospective Acquired Interest (based on a 100% Working Interest) to be less than 75%.

(i) With respect to each Prospective Acquired Interest in AMI 2, the Acquiring Party (whether Seller or Buyer) shall not be entitled to grant or reserve any additional overriding royalties or other lease burdens in or with respect to any such Prospective Acquired Interest that would constitute a burden upon the Other Party’s Ownership Interest therein.

(j) Nothing contained in this Section 6.2 shall prevent or restrict the right and ability of Seller to make the assignments of Working Interests in the Acquired Interests for which Seller is obligated under the terms of the Halcón Purchase Agreement and the Halcón AMI 2 Agreement.

6.3 Payment of AMI Acquisition Costs.

(a) With respect to each Acquired Interest located in AMI 1 as to which Seller or Seller’s Affiliate is the Acquiring Party, Buyer shall pay to Seller an amount equal to the share attributable to Buyer’s applicable Pre-Conversion Ownership Interest or Post-Conversion Ownership Interest in AMI 1 of all AMI Acquisition Costs originally incurred by Seller, Seller’s Affiliate, and/or Halcón Energy Properties, Inc., in connection with its acquisition of the relevant Acquired Interest (without regard to any payments or reimbursements received by any of such Persons under the Halcón Purchase Agreement).

(b) With respect to each Acquired Interest located in AMI 2 as to which Seller or Seller’s Affiliate is the Acquiring Party, Buyer shall pay to Seller an amount equal to the product obtained by multiplying (i) Buyer’s Pre-Conversion Ownership Interest or Post-Conversion Ownership Interest, as applicable, by (ii) sum of (A) all of the AMI Acquisition Costs incurred by Seller or Seller’s Affiliate and/or Halcón Energy Properties, Inc., in connection with its acquisition of the relevant Acquired Interest (without regard to any payments or reimbursements received by either of such Persons under the Halcón AMI 2 Agreement), plus (B) the product of (1) One Hundred U.S. Dollars ($100.00) per Net Mineral Acre, multiplied by (2) the actual number of Net Mineral Acres included in such Acquired Interest. By way of example, prior to the Conversion Point, if Halcón Energy Properties, Inc., and Seller acquire AMI Leases covering 1,000 Net Mineral Acres in AMI 2 for One Million U.S. Dollars ($1,000,000.00), and Buyer elects to acquire its five percent (5%) Pre-Conversion Ownership Interest therein from Seller, Buyer would owe Fifty-Five Thousand U.S. Dollars ($55,000.00) for its fifty (50) Net Mineral Acres (($1,000,000.00 + ($100.00*1,000 acres)*.05) = $55,000.00).

(c) With respect to each Acquired Interest located in AMI 1 as to which Buyer or Buyer’s Affiliate is the Acquiring Party, Seller shall pay to Buyer an amount equal to the share attributable to Seller’s applicable Pre-Conversion Ownership Interest or Post-Conversion Ownership Interest in AMI 1 of all AMI Acquisition Costs originally incurred by Buyer or Buyer’s Affiliate in connection with its acquisition of the relevant Acquired Interest.

(d) With respect to each Acquired Interest located in AMI 2 as to which Buyer or Buyer’s Affiliate is the Acquiring Party, Seller shall pay to Buyer an amount equal to the product obtained by multiplying (i) Seller’s Pre-Conversion Ownership Interest or Post-Conversion Ownership Interest, as applicable, by (ii) the sum of (A) all of the AMI Acquisition Costs incurred by Buyer or Buyer’s Affiliate in connection with its acquisition of the relevant Acquired Interest, plus (B) the product of (1) One Hundred U.S. Dollars ($100.00) per Net Mineral Acre, multiplied by (2) the actual number of Net Mineral Acres included in such Acquired Interest. By way of example, prior to the Conversion Point, if Buyer acquires AMI Leases covering 1,000 Net Mineral Acres in AMI 2 for One Million U.S. Dollars ($1,000,000.00), and Seller elects to acquire its fifteen percent (15%) Pre-Conversion Ownership Interest therein from Buyer, Seller would owe One Hundred and Sixty-Five Thousand U.S. Dollars ($165,000.00) for its one hundred and fifty (150) Net Mineral Acres (($1,000,000.00 + ($100.00*1,000 acres)*.15) = $165,000.00).

(e) Following an affirmative election of the Other Party to participate in an Acquired Interest, the Acquiring Party shall send such Other Party an invoice for the amount due based on its election to participate. The Other Party shall reimburse the Acquiring Party for the amounts owed by it pursuant to this Section 6.3 within ten (10) days of its receipt of the invoice from the Acquiring Party reflecting the amount due (the “Reimbursement Period”).

6.4 Disputes; Non-Payment and Remedies.

(a) In the event of a dispute between the Acquiring Party and the Other Party involving the amounts owed pursuant to Section 6.3, no later than ten (10) days after the expiration of a Reimbursement Period (the “Dispute Period”), the Other Party shall provide to the Acquiring Party, pursuant to Section 13.1, an objection notice describing with reasonable specificity the basis of each disputed matter in such invoice, and the disputed dollar amount (the “Reimbursement Objection Notice”). In the event that the Other Party does not provide a Reimbursement Obligation Notice to the Acquiring Party on or prior to the expiration of the Dispute Period, the Other Party shall be deemed to have accepted and agreed to the calculations contained in such invoice delivered by the Acquiring Party, which shall be final, binding, and conclusive for all purposes hereunder. If the Other Party timely notifies the Acquiring Party of its objection to the calculation of such invoice, the Parties shall, within thirty (30) days (or such longer period as the Parties may agree in writing) following such Reimbursement Objection Notice (the “Resolution Period”), attempt in good faith to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding, and conclusive.

(b) If, at the conclusion of the Resolution Period, there are any amounts concerning an invoice remaining in dispute, then either Party may submit the disputed items to the Neutral Auditors in accordance with Section 11.4.

(c) In the event that a dispute relates to some, but not all of the Acquired Interests, then the Acquiring Party shall, pursuant to Section 6.5, make an assignment to the Other Party of the undisputed Acquired Interests and the Other Party shall concurrently pay for such Acquired Interests. With respect to the disputed Acquired Interests, within ten (10) days after the Neutral Auditors deliver written notice to Buyer and Seller of their determination, Seller and Buyer also shall take such additional action as is reasonably required to implement the terms of any determination of the Neutral Auditors.

(d) If the Other Party fails, within the applicable time period set forth in Section 6.3 or this Section 6.4, to pay to the Acquiring Party the undisputed amounts for which the Other Party is responsible hereunder in connection with the acquisition of an Acquired Interest, the Acquiring Party shall deliver to the Other Party written notice of such failure and, upon giving such notice, the Acquiring Party may withhold making any assignment to the delinquent Other Party of the Acquired Interest covered by the unpaid invoice. The delinquent Other Party shall have forty-eight (48) hours (exclusive of Saturdays, Sundays, and legal holidays) after receipt of such notice of non-payment to pay the amount billed. If the delinquent Other Party fails to pay all undisputed amounts for which it is responsible under Section 6.3 or this Section 6.4, as applicable, within forty-eight (48) hours (exclusive of Saturdays, Sundays, and legal holidays) after its receipt of notice of non-payment from the Acquiring Party, the Other Party shall be deemed to have withdrawn its election, or otherwise forfeited its right, to participate in the acquisition of the relevant Acquired Interest and shall thereupon cease to have any rights hereunder to participate therein.

6.5 Participation in Acquired Interests. Upon the payment by the Other Party of the amounts for which the Other Party is responsible hereunder with respect to an Acquired Interest, the Parties shall own the Acquired Interest in their respective Ownership Interests as then in effect. The Acquiring Party shall execute and deliver to the Other Party an assignment of its Ownership Interest in each Acquired Interest within thirty (30) days after the Acquiring Party’s acquisition of and payment for such Acquired Interest. Each such assignment shall be made pursuant to an assignment, bill of sale, and conveyance substantially in the form of the applicable Conveyance. The Parties acknowledge and agree that each such Conveyance shall (i) comply with the terms of Section 7.1 and Section 7.3, and (ii) be made free and clear of Liens, overriding royalty interests, production payments, net profits interests, and other burdens upon, measured by, or payable out of Hydrocarbon production from the Acquired Interest that were created, in each case, by the Acquiring Party (other than lease burdens of the type described in Section 6.2(h) and in item 2 of Schedule 9.1 created by Seller as Acquiring Party).

6.6 Operating Agreement. Except as otherwise provided in any Farmin to the contrary, all operations on each Acquired Interest shall be governed by the terms of (a) in the case of an Acquired Interest within AMI 1 in which Halcón Energy Properties, Inc., participates, the joint operating agreement executed by Seller, Halcón Energy Properties, Inc., and Halcón Operating Co., Inc., as Operator, with respect to the area of mutual interest created under the terms of the Halcón Purchase Agreement; (b) in the case of an Acquired Interest within AMI 2 in which Halcón Energy Properties, Inc., participates, the joint operating agreement identified as item (b) in the definition of “Existing Operating Agreements” in Schedule 1.1; and (c) in the case of Acquired Interests in which Halcón Energy Properties, Inc., elects not to participate, a separate joint operating agreement substantially in the form of the Existing Operating Agreements that is executed by Seller and Buyer and that names Seller as “Operator.” If there are any irreconcilable inconsistencies or ambiguities between the terms of this Agreement and the terms of any such joint operating agreement, the terms and conditions in this Agreement shall control.

ARTICLE VII.

REVERSIONARY INTERESTS

7.1 Reversion of Interests at Conversion Point. Upon the occurrence and effective as of the Conversion Point, there shall automatically revert to and vest in Seller an undivided thirty percent (30%) of the Working Interests originally conveyed by Seller to Buyer pursuant hereto in and with respect to the Leases and Wells and the Acquired Interests. As the result of the reversion to Seller of such interests, Seller and Buyer shall cease to own their respective Pre-Conversion Ownership Interests in and with respect to the Leases and Wells and the Acquired Interests, and thereafter shall own their respective Post-Conversion Ownership Interests therein, effective in each case as of the Conversion Point. The terms of this Section 7.1 shall appear in all Conveyances executed at the Closings and at closings on Acquired Interests executed pursuant to Section 6.5 in connection with the AMIs and shall, in each case, constitute a covenant running with the land binding on Buyer’s successors and assigns. Prior to the occurrence of the Conversion Point, to effectuate an orderly and timely transition of Ownership Interests, the Parties acknowledge and agree that, at least once every three (3) calendar months during the period beginning on the First Closing Date and expiring at the Conversion Point, the Parties will exchange calculations related to the Conversion Point, including the calculation of the Permitted Revenues, Operating Costs, and Designated IRR.

7.2 Buy-Down of Conversion Point. Notwithstanding the provisions of Section 7.1, when either (a) the sum of the Total Purchase Price, less all amounts paid by Seller to Buyer pursuant to Section 4.4, plus all amounts paid by Buyer to Seller pursuant to Section 6.3, plus the share attributable to Buyer’s Pre-Conversion Ownership Interest of all Drilling Costs, Completion Costs, Subsequent Operation Costs, Lease Maintenance Payments, Seismic Costs, Operating Costs, and Infrastructure Costs incurred in connection with the Properties and the Acquired Interests and actually invoiced by the Operator to, and paid by, Buyer, exceeds $65,000,000.00, or (b) Buyer has participated in the drilling and completion or plugging and abandonment of twenty-five (25) Hydrocarbon wells (including the Wells) located on the Leases and the Acquired Interests, Seller shall have the right and option, but not the obligation, to pay to Buyer an amount that, on the date on which such payment is made and when taken in conjunction with the share attributable to Buyer’s Pre-Conversion Ownership Interest of all Permitted Revenues actually paid to Buyer, would result in Buyer’s achievement of the Designated IRR. If Seller elects to exercise such option, Seller shall evidence such exercise by written notice to Buyer, which notice shall set forth the proposed payment date and Seller’s estimate of the payment to be made. If Seller elects to exercise such option, the Conversion Point shall be deemed to occur at 12:01 a.m., Central Time, on the day following the day on which such payment is made to Buyer pursuant to this Section 7.2.

7.3 Documents of Record. The reversion to Seller of the interests in and with respect to the Properties and the Acquired Interests provided for in Section 7.1 or Section 7.2, as applicable, shall be effectuated pursuant to the terms of an assignment, bill of sale, and conveyance substantially in the form of the applicable Conveyance, executed and delivered by Buyer to Seller. Such assignment, bill of sale, and conveyance shall contain a special warranty of title by Buyer, and the interests assigned shall be free and clear of all Liens, overriding royalties, production payments, net profits interests, and other burdens upon, measured by, or payable out of Hydrocarbon production from the Properties and the Acquired Interests that were created by, through, or under Buyer.

7.4 Conversion Point Dispute. At the time when either Party believes the Conversion Point has occurred, such Party shall give notice of same to the other Party. In the event of any dispute about or relating to the Conversion Point (including, without limitation, or the buy down of the Conversion Point contemplated in Section 7.2), either Party may submit such dispute to the Neutral Auditors in accordance with Section 11.4.

ARTICLE VIII.

REPRESENTATIONS AND WARRANTIES

8.1 Seller’s Representations and Warranties. Seller represents and warrants to Buyer as of the First Closing Date and, subject to such amendments as may be agreed to by Seller and Buyer, again at the Supplemental Closing Date (any representation or warranty made in this Section 8.1 with respect to the Properties shall: (i) if made as of the First Closing Date, refer to the Initial Properties; and (ii) if made as of the Supplemental Closing Date refer to the Supplemental Properties), as follows:

(a) Due Organization. Seller (i) is a limited liability company that has been duly formed and is validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business, and is in good standing as a foreign entity, in the State of Texas, and (ii) has all requisite power and authority to own and operate its property (including the Properties).

(b) Non-Contravention. Neither the execution and delivery of this Agreement nor the consummation or performance of the transactions contemplated hereby will (i) result in any default under any agreement or instrument to which Seller is a party or by which any of the Properties is bound, (ii) violate any provision of Seller’s organizational or governing documents, (iii) violate any order, writ, injunction, permit, decree, or Law applicable to Seller or to any of the Properties, or (iv) require any filing, consent, or approval under any Law (except for approvals required to be obtained from Governmental Authorities who are lessors under the Leases or who administer such Leases on behalf of such lessors) that are customarily obtained post-closing.

(c) Due Authorization; Enforceability. Seller has full capacity, power, and authority to enter into and perform this Agreement and the transactions contemplated herein. The execution, delivery, and performance by Seller of this Agreement have been duly and validly authorized and approved by all necessary limited liability company action on the part of Seller. This Agreement constitutes (and the other instruments delivered pursuant hereto, when executed and delivered, will constitute) the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as limited by bankruptcy or other Laws applicable generally to creditor’s rights and as limited by general equitable principles.

(d) Litigation. There are no pending suits, actions, or other proceedings to which Seller is a party, and, to Seller’s Knowledge, none have been threatened, relating to any of the Properties, including, without limitation, any actions challenging or pertaining to Seller’s title to any of the Properties or seeking to affect, impair, or prevent the execution and delivery by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby.

(e) Preferential Rights; Consents; Other Matters. Except as set forth on Schedule 8.1(e), none of the Properties (i) is subject to the terms of any preferential right for a third Person to purchase such Property, a right of first refusal, or any area of mutual interest agreement, or (ii) requires the consent of any third Person to the valid assignment of such Property to Buyer. In addition, (x) the interests of Seller in and to the Leases are currently subject to and burdened by the contracts and agreements listed in Section 3 of Schedule 8.1(e), but except for the Existing Operating Agreements, the conveyance to Buyer of the Properties will not assign to Buyer any rights, titles, interests, or benefits, or subject Buyer to, or cause Buyer to assume, any obligations or Liabilities under any material contract or agreement; and (y) other than any easements or rights-of-way contained in the Initial Leases or the Supplemental Leases, and any easements or rights-of-way implied under the Initial Leases, the Supplemental Leases, or applicable Laws, the Properties do not include any other, separate easements or rights-of-way.

(f) No Brokers. Seller has not engaged any financial advisor, broker, agent, or finder, or incurred any Liability, contingent or otherwise, in favor of any other such Person relating to the transactions contemplated by this Agreement for which Buyer will have any responsibility, obligation, or Liability of any kind or, as the result of which, Seller (or Buyer as transferee) would be obligated to further transfer any interest in the Properties to such Person.

(g) Operations. Except for the drilling of the Wells, which is currently underway, Seller has not (nor, to Seller’s Knowledge, except as set forth on Schedule 8.1(g), has any of Seller’s predecessors in interest) conducted oil and gas exploration, drilling, development, or production operations on the Leases, or any lands pooled or unitized therewith.

(h) Copies of the Leases and Contracts. Seller has provided to Buyer, to Seller’s Knowledge, true, correct, and complete (i) copies (with all amendments) of all of the Leases, all of which are valid and binding and in full force and effect, and to Seller’s Knowledge, no known default or breach thereunder has occurred or is continuing, and (ii) copies (with all amendments) of the contracts more fully described in Schedule 8.1(e), all of which are binding and in full force and effect, and to Seller’s Knowledge, no default or breach thereunder has occurred or is continuing.

(i) Lease Information. With respect to the information regarding the Leases set forth in Exhibit A-1 and Exhibit A-2 (as the same may be amended in connection with the Supplemental Closing): (i) the expiration date for each Lease is set forth on Exhibit A-1 or Exhibit A-2, as applicable, together with any extension rights and extension costs; (ii) all Leases listed on Exhibit A-1 or Exhibit A-2, as applicable, are “paid-up” and require no further obligation payments (including lease bonuses and Lease Maintenance Payments of any kind) throughout the remainder of the respective terms of the Leases, except that the primary terms of certain Leases may be extended with an additional payment; and (iii) except as shown on Exhibit A-1 or Exhibit A-2, as applicable, all Leases expressly permit pooling, including with regard to the Commitment Wells.

(j) AFE’s. Except for the obligations of Buyer relating to the Commitment Wells set forth in Article V, there are no outstanding authorities for expenditure or other commitments to make capital expenditures relating to any portion of the Leases that will be binding on Buyer after the applicable Closing Date.

(k) Equipment. There is no personal property, fixtures, facilities, or equipment that is material to the Leases or operations related thereto.

(l) Drilling Obligations. None of the Leases contains any express provision obligating Seller to drill any wells, or contains provisions or conditions (such as continuous drilling clauses or requirements to make penalty payments or similar payments for failure to drill any wells) which, if not satisfied, could result in a forfeiture or loss by Seller of all or any part of any Lease.

(m) Compliance with Laws. Seller is (individually and with regard to its ownership of the Leases), and to Seller’s Knowledge, the Leases and Wells are, in compliance with all applicable Laws.

(n) Taxes. No Property-Related Taxes have been imposed upon or assessed with respect to the Leases or Wells, or the ownership thereof, or the production of Hydrocarbons therefrom or are otherwise due and payable by Seller. No tax returns or tax filings have been, or are currently, due from Seller to any Governmental Authority. None of the Leases or Wells is held in or subject to an arrangement or agreement that results in any of the Leases or Wells being treated as held in or subject to a partnership (or otherwise treated as an interest in any entity) for federal, state, or local income tax purposes.

(o) Liens and Encumbrances. Except as set forth on Schedule 8.1(o), none of the Leases or Wells is subject to a Lien or other Claim or encumbrance, including any call on production or obligation to deliver any production from the Leases or Wells after the applicable Effective Time without the right to be immediately paid for the same.

(p) Well Status. To Seller’s Knowledge: (i) except for the Wells, there are no currently active or drilling wells located on the Leases; and (ii) all inactive wells located on the Leases have been properly plugged and abandoned in accordance with all applicable Laws.

(q) Non-Consent Operations. Seller has not elected not to participate in any operation or activity proposed with respect to any of the Leases that could result in any portion of the Properties becoming subject to relinquishment, reassignment, penalty, or forfeiture as a result of such election not to participate in such operation or activity.

(r) Net Revenue Interest – Initial Leases. Except for the Initial Leases so designated in Exhibit A-1 and Exhibit A-2, the Net Revenue Interest attributable to each Lease (calculated based on ownership of a one hundred percent (100%) Working Interest) is not less than seventy-five percent (75%); provided, however, that Buyer’s sole and exclusive remedy in the case of a breach of the warranty contained in this Section 8.1(r) shall be the procedure set forth in Section 4.4; and provided, further, that no breach of the warranty contained in this Section 8.1(r) shall be deemed to have occurred as the result of a shortfall in the Net Revenue Interest set forth for a Lease in Exhibit A-1 or Exhibit A-2, as amended and as applicable, if, by operation of Section 2.2 of the applicable Conveyance, Buyer suffers no economic loss or detriment as the result of such shortfall.

(s) Environmental Laws. With respect to the Leases and the Wells: (i) to Seller’s Knowledge, the operations conducted by the Operator on the Leases and the lands covered thereby (including those related to the Wells) through the First Closing Date have been in material compliance with all Environmental Laws; (ii) Seller has not received, and to Seller’s Knowledge, the Operator has not received, any written notice of violation or assessment that alleges that Seller or the Operator is not in material compliance with any Environmental Laws in connection with operations on the Leases and the lands covered thereby (including those related to the Wells), which alleged violation or assessment remains uncured or unresolved; (iii) there are no pending or, to Seller’s Knowledge, threatened proceedings, and to Seller’s Knowledge, no encumbrances or other restrictions of any material nature, resulting from any Environmental Law; (iv) Seller has delivered to Buyer, to Seller’s Knowledge, true, correct, and complete copies and results of any material reports, studies, analyses, tests, or monitoring possessed or initiated by Seller pertaining to Hazardous Materials in, on, or under the Leases, the lands covered thereby, or the Wells, or concerning the compliance by Seller or the Operator with Environmental Laws; and (v) to Seller’s Knowledge, there has been no Release of a Hazardous Material under or from any of the Leases, the lands covered thereby, or the Wells in violation of Environmental Laws or in a manner that could give rise to any Environmental Liability.

(t) Property Title Review. With respect to the Properties, Seller has provided Buyer with complete copies of all abstracts of title or title opinions (which such title opinions opine to the title of the drillsite units and all other tracts within each drilling unit) or any additional title information.

(u) Due Diligence Information. Seller has provided to Buyer all Initial Properties Due Diligence Material and, as provided for in Section 2.2(b), prior to the Supplemental Closing, Seller will provide Supplemental Properties Documentation to Buyer.

8.2 Buyer’s Representations and Warranties. Buyer represents and warrants to Seller as of the First Closing Date and again as of the Supplemental Closing Date, as follows:

(a) Due Organization. Buyer (i) is a limited liability company that has been duly formed and is validly existing and in good standing under the laws of the State of Delaware and is duly qualified or licensed to do business and is in good standing as a foreign entity in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification necessary, and (ii) has all requisite power and authority to own and operate its property.

(b) Non-Contravention. Neither the execution and delivery of this Agreement nor the consummation or performance of the transactions contemplated hereby will (i) result in any default under any agreement or instrument to which Buyer is a party, (ii) violate any provision of Buyer’s organizational or governing documents, (iii) violate any order, writ, injunction, permit, decree, or Law applicable to Buyer, or (iv) require any filing, consent or approval under any Law (except for approvals required to be obtained from Governmental Authorities who are lessors under the Leases, or who administer the Leases on behalf of such lessors, that are customarily obtained post-closing).

(c) Due Authorization; Enforceability. Buyer has full capacity, power, and authority to enter into and perform this Agreement and the transactions contemplated herein. The execution, delivery, and performance by Buyer of this Agreement have been duly and validly authorized and approved by all necessary corporate action of the part of Buyer. This Agreement constitutes (and the other instruments delivered pursuant hereto, when executed and delivered, will constitute) the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as limited by bankruptcy or other Laws applicable generally to creditor’s rights and as limited by general equitable principles.

(d) Litigation. There are no pending suits, actions, or other proceedings to which Buyer is a party, and, to Buyer’s Knowledge, none have been threatened, relating to or seeking to affect, impair, or prevent Buyer’s execution and delivery of this Agreement or the consummation by Buyer of the transactions contemplated hereby.

(e) No Brokers. Buyer has not engaged any financial advisor, broker, agent, or finder, or incurred any Liability, contingent or otherwise, in favor of any other such Person relating to the transactions contemplated by this Agreement for which Seller will have any responsibility, obligation, or Liability of any kind.

(f) No Bankruptcy. There are no bankruptcy, insolvency, reorganization, or arrangement proceedings pending, being contemplated by, or, to Buyer’s Knowledge, threatened against Buyer or any Affiliate that controls Buyer.

(g) Acquisition for Investment. Buyer is acquiring the Properties for its own account, for investment, and not with a view to, or for offer or resale in connection with, a distribution thereof (including, without limitation, the transfer of fractional undivided interests therein) within the meaning of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or a distribution thereof in violation of any applicable securities Law.

(h) Availability of Funds. Buyer has, or has unconditionally arranged for, the funds necessary to purchase the Properties from Seller and will cause the timely availability of such funds for the purposes of consummating the purchase of the Properties in accordance with the terms of this Agreement.

(i) Sophistication. Buyer represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as Seller and that it has had access to the officers and employees of Seller, and the books, records, and files of Seller relating to the Leases. In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on its own independent due diligence investigation of the Leases and upon the representations and warranties made by Seller in Section 8.1.

8.3 Disclaimers.

(a) To the extent required by applicable Law to be operative, the disclaimers of certain warranties contained in this Section 8.3(a) are “conspicuous disclaimers” for purposes of any applicable Law. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN SECTION 8.1 AND THE INDEMNITIES SET FORTH IN ARTICLE XII, AND EXCEPT TO THE EXTENT REPRESENTATIONS AND WARRANTIES ARE CONTAINED IN THE CONVEYANCES CONTEMPLATED BY THIS AGREEMENT, BUYER AGREES THAT SELLER IS CONVEYING THE PROPERTIES WITHOUT REPRESENTATION OR WARRANTY, EITHER EXPRESSED OR IMPLIED AT COMMON LAW, BY STATUTE, OR OTHERWISE (ALL OF WHICH SELLER HEREBY DISCLAIMS), RELATING TO (i) TITLE, (ii) OPERATING CONDITION, (iii) MERCHANTABILITY, DESIGN, OR QUALITY, (iv) FITNESS FOR ANY PARTICULAR PURPOSE, (v) ABSENCE OF LATENT DEFECTS, (vi) ENVIRONMENTAL CONDITION OF THE PROPERTIES, (vii) VALUE, OR (viii) ANY OTHER MATTER WHATSOEVER.

(b) BUYER WAIVES ITS RIGHTS, IF ANY, UNDER THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41, ET SEQ., TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.

ARTICLE IX.

SUPPLEMENTAL CLOSING: COVENANTS; CONDITIONS; REMEDIES

9.1 Covenants. From and after the First Closing Date until the Supplemental Closing Date, Seller will (a) maintain, or cause to be maintained each Supplemental Lease in a good and workmanlike manner consistent with past practice, (b) except as set forth on Schedule 9.1, not transfer, sell, mortgage, pledge, encumber (including, without limitation, entering into any contract regarding), or dispose of (or permit any Affiliate to do any of the foregoing) any portion of such Supplemental Lease, (c) pay, when due, all taxes, costs, expenses, and other obligations relating to such Supplemental Lease, and (d) without the consent of Buyer (which may not be unreasonably withheld, delayed, or conditioned), not amend, modify, or terminate such Supplemental Lease. Seller shall provide to Buyer copies of any and all correspondence received from a Governmental Authority with respect to any Supplemental Lease within five (5) days after receipt thereof.

9.2 Conditions Precedent to Buyer’s Obligation to Close. Buyer’s obligation to purchase the Supplemental Properties at the Supplemental Closing and to take the other actions required to be taken by Buyer at the Supplemental Closing shall be subject to the satisfaction by Seller of the following conditions on or prior to the Supplemental Closing Date (any of which may be waived in writing by Buyer):

(a) all of Seller’s representations and warranties contained herein shall be true and correct as of the Supplemental Closing Date;

(b) Seller shall have performed and satisfied all of its covenants set forth herein that were required to have been performed or satisfied at or prior to the Supplemental Closing Date;

(c) no suit, action, or other proceeding instituted by a third Person against Seller shall be pending before any Governmental Authority or arbitrator seeking to restrain, prohibit, enjoin, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement;

(d) no order shall have been entered by any court or other Governmental Authority against Seller that restrains or prohibits the transactions contemplated by this Agreement;

(e) all consents and approvals (if any) required to be obtained by Seller from Governmental Authorities and from third Persons for the consummation of the transactions contemplated by this Agreement shall have been obtained (except for consents and approvals of Governmental Authorities customarily obtained subsequent to transfers of title); and

(f) any liens burdening any of the Supplemental Leases shall have been fully released at or prior to the Supplemental Closing Date.

9.3 Conditions Precedent to Seller’s Obligation to Close. Seller’s obligation to sell the Supplemental Properties at the Supplemental Closing and to take the other actions required to be taken by Seller at the Supplemental Closing shall be subject to the satisfaction by Buyer of the following conditions on or prior to the Supplemental Closing Date (any of which may be waived in writing by Seller):

(a) all of Buyer’s representations and warranties contained herein shall be true and correct as of the Supplemental Closing Date;

(b) Buyer shall have performed and satisfied all of its covenants set forth herein that were required to have been performed or satisfied at or prior to the Supplemental Closing Date;

(c) no suit, action, or other proceeding instituted by a third Person against Buyer shall be pending before any Governmental Authority or arbitrator seeking to restrain, prohibit, enjoin, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement;

(d) no order shall have been entered by any court or Governmental Authority against Buyer that restrains or prohibits the transactions contemplated by this Agreement; and

(e) all consents and approvals (if any) required to be obtained by Buyer from Governmental Authorities and from third Persons for the consummation of the transactions contemplated by this Agreement shall have been obtained (except for consents and approvals of Governmental Authorities customarily obtained subsequent to transfers of title).

9.4 Remedies.

(a) If the First Closing occurs, but the Supplemental Closing has not occurred as of the Supplemental Closing Date, then unless the remedies set forth in Section 9.4(b) are selected: (a) this Agreement (including the provisions relating to the AMIs) shall remain in full force and effect and shall not be terminated; (b) the Supplemental Properties intended to be conveyed to Buyer at the Supplemental Closing shall cease to be subject to the terms of this Agreement; (c) Seller shall be entitled to own and hold the Supplemental Leases comprising the Supplemental Properties for its own account and at its sole cost and expense, free and clear of the terms of this Agreement, including those relating to the AMIs; and (d) neither Party shall be relieved of any unfulfilled obligation or Liability of such Party under this Agreement with respect to the Supplemental Properties or the Supplemental Closing that accrued prior to the Supplemental Closing Date (including any undischarged obligation to pay money) or the consequences of any inaccuracy in or breach by such Party of a representation, warranty, or covenant in this Agreement relating to the Supplemental Properties or the Supplemental Closing occurring prior to the Supplemental Closing Date (subject, in each case, to the limitation on damages set forth in Section 12.7).

(b) Alternatively, in the event of the unexcused failure by a Party (the “Breaching Party”) to consummate the Supplemental Closing by the Supplemental Closing Date, the other Party, if all of the conditions precedent to the obligation of the Breaching Party to close have been satisfied and fulfilled and such other Party is not otherwise in breach of its obligations hereunder (the “Non-Breaching Party”), shall have the right to elect, in lieu of the remedy provided in Section 9.4(a) and as the sole and exclusive remedy for the unexcused failure of the Breaching Party to consummate the Supplemental Closing, to enforce the remedy of specific performance against the Breaching Party in any court of the United States or any state thereof having jurisdiction. In this regard, the Parties agree that the Non-Breaching Party would be irreparably harmed by the unexcused refusal of the Breaching Party to consummate the Supplemental Closing. Therefore, the Non-Breaching Party shall be entitled to seek injunctive relief in connection with the enforcement of its right to specific performance under this Section 9.4(b).

(c) If a Party resorts to legal proceedings to enforce this Agreement or any part thereof, the prevailing Party in such proceedings shall be entitled to recover all costs incurred by such Party, including reasonable attorneys’ fees, in addition to any other relief to which such Party may be entitled.

ARTICLE X.

CLOSINGS

10.1 Closings. Subject to the terms and conditions of this Agreement, the closing of the sale by Seller and the purchase by Buyer of the Initial Properties pursuant to this Agreement

(the “First Closing”) shall occur on the First Closing Date, and the Supplemental Closing shall occur on the Supplemental Closing Date, in each case at the offices of Jackson Walker L.L.P. at 1401 McKinney, Suite 1900, Houston, Texas, or at such other location as may be selected by the Parties.

10.2 Flow of Funds Memorandum. Prior to each Closing, but in no event later than three (3) Business Days prior to the applicable Closing Date, Seller shall prepare and submit to Buyer a letter setting forth Seller’s calculation of the applicable Purchase Price to be paid by Buyer to Seller, including the amounts of the Commitment Well Reimbursement (if any) and the Additional Pre-Closing Well Reimbursement (if any) to be included therein, as well as any other amounts to be paid by one Party to the other Party hereunder, at the relevant Closing, together with the designation of Seller’s account for the wire transfer of any such funds to be paid to Seller (the “Flow of Funds Memorandum”). Seller and Buyer shall review and resolve any disputes relating to the Flow of Funds Memorandum prior to the applicable Closing Date. If, within three (3) calendar months after any applicable Closing Date, the Parties discover any computational error in any Flow of Funds Memorandum, the Parties shall cooperate in correcting such error and reconciling any payment that may be owed to one Party by the other Party as a result thereof. In the event of any dispute related to a Flow of Funds Memorandum, either Party may submit the disputed items to the Neutral Auditors in accordance with Section 11.4

10.3 Actions at Closings. At the First Closing, Seller and Buyer have taken, or are taking, and at the Supplemental Closing Seller and Buyer shall take, the following actions:

(a) Seller and Buyer shall each execute and deliver a Conveyance covering the relevant Exhibit A-1 Properties and a Conveyance covering the relevant Exhibit A-2 Properties, in each case in sufficient numbers of counterparts to facilitate recording in all relevant jurisdictions;

(b) Seller shall deliver to Buyer the Flow of Funds Memorandum for such Closing;

(c) Buyer shall deliver to Seller the applicable Purchase Price, by bank wire transfer of immediately available U.S. funds to the account designated in the Flow of Funds Memorandum;

(d) Seller shall deliver to Buyer (i) releases of all Liens (if any) encumbering the Properties that do not constitute Permitted Encumbrances, and (ii) all consents, waivers, and other similar matters (if any) pertaining to the Properties obtained by Seller prior to the applicable Closing;

(e) Buyer shall execute and deliver to Seller (i) at the First Closing, a ratification of each of the Existing Operating Agreements, each of which shall be in a form mutually satisfactory to Seller, Buyer, and Halcón Operating Co., Inc., and (ii) at the Supplemental Closing, an amendment to each Existing Operating Agreement which shall be in a form mutually satisfactory to Seller, Buyer, and Halcón Operating Co., Inc., that adds descriptions of the Exhibit A-1 Supplemental Leases, and the Exhibit A-2 Supplemental Leases included in the Supplemental Properties, to Exhibit A to the relevant Existing Operating Agreement;

(f) at the Supplemental Closing, Seller and Buyer shall execute and deliver an amendment to this Agreement, in form and substance satisfactory to the Parties, that adds to Exhibit A-1 and Exhibit A-2 the descriptions of the Exhibit A-1 Supplemental Leases and the Exhibit A-2 Supplemental Leases included in the Supplemental Properties;

(g) Seller shall deliver to Buyer a certificate, dated and effective as of the applicable Closing Date, executed by the president or an authorized vice president of Seller, certifying to Buyer that, on such Closing Date, the representations and warranties of Seller contained in this Agreement are true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by materiality) and that all covenants of Seller contained herein have been performed in all material respects;

(h) Buyer shall deliver to Seller a certificate, dated and effective as of the applicable Closing Date, executed by the president or an authorized vice president of Buyer, certifying to Seller that on such Closing Date, the representations and warranties of Buyer contained in this Agreement are true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by materiality) and all covenants of Buyer contained herein have been performed in all material respects;

(i) Seller shall deliver to Buyer a statement that satisfies the requirements of Treas. Reg. §1.1445-2(b)(2), certifying that Seller is not a “foreign” Person for federal income tax purposes; and

(j) Seller and Buyer shall execute such other documents and take such other actions as are provided for elsewhere in this Agreement or as may be necessary to consummate the transactions contemplated herein.

ARTICLE XI.

POST-CLOSING MATTERS

11.1 Records. Within fifteen (15) days after each Closing, pursuant to Buyer’s reasonable instructions, and to the extent not already provided, Seller shall deliver to Buyer, at Buyer’s expense, a complete copy of the Records. Seller shall be entitled to retain all original Records affecting all of the Leases. Seller agrees to maintain all Records in accordance with its records retention policy, as same may be amended from time to time (or such longer period of time as Buyer may request for those Records relevant for tax audit purposes), or, if any of such Records pertain to a Claim pending at the time when the Records would otherwise be destroyed, until such Claim is finally resolved and the time for all appeals has been exhausted. Seller agrees to provide notice to Buyer of any change in Seller’s records retention policy of Seller as soon as reasonably practicable thereafter. Seller will provide to Buyer reasonable access to the original Records for purposes of obtaining information for the preparation of tax returns and financial statements, verification of the completeness of Buyer’s lease and contract files, and other reasonable business purposes of Buyer. In the event of any future sale or other disposition of the Leases to which they relate, Seller shall not be required to maintain the Records, provided, however, that prior to the closing of such sale or other disposition, Seller shall use commercially reasonable efforts to ensure that Buyer has copies of such Records.

11.2 Further Assurances. After each Closing Date, Buyer and Seller shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer, and shall take such other actions as either Party may reasonably request, to convey and deliver the Properties to Buyer, to perfect Buyer’s title thereto, and to effectuate the orderly transfer of the Properties to Buyer in the manner contemplated by this Agreement. If, after each Closing Date, either Party receives monies belonging to the other, such amounts shall be promptly disbursed to the Party entitled to receive them. If an invoice or other evidence of an obligation is received by a Party, which is either an obligation assumed by the other Party or partially an obligation of both Seller and Buyer, the Parties shall consult with each other, and an adjustment for such amount will be made in cash as the Parties may agree.

11.3 Confidentiality; Public Disclosure.

(a) For purposes of this Agreement, “Confidential Information” means: (i) the terms of this Agreement relating to the Total Purchase Price and the amounts payable under Section 6.3, as to which Buyer is deemed to be the Disclosing Party and Seller is the Recipient; (ii) the environmental information regarding the Leases obtained by Buyer prior to the execution of this Agreement and thereafter pursuant to its performance of the Assessment, as to which Seller is deemed to be the Disclosing Party and Buyer is the Recipient; and (iii) the Records relating to the Supplemental Properties as to which Seller is deemed to be the Disclosing Party and Buyer is the Recipient.

(b) During the term of the confidentiality obligations under this Section 11.3, Recipient shall have the right to use the Confidential Information solely for the purposes of due diligence, consummating the transaction contemplated herein, and enforcing the terms of this Agreement (“Permitted Uses”). Recipient shall not use Confidential Information for any purposes other than the Permitted Uses.

(c) Recipient shall not disclose, disseminate, or otherwise publish or communicate Confidential Information received hereunder to any third Person without the prior written consent of the Disclosing Party, except to the directors, members, managers, partners, officers, employees, and Affiliates of Recipient, as well as Recipient’s financial advisors, bankers, investment bankers, legal counsel, auditors, engineers, and other consultants and representatives (collectively, “Representatives”) who have a “need to know” solely for purposes of the Permitted Uses and who have been advised of the confidentiality obligations herein and have previously agreed to be bound by terms with regard to the Confidential Information. Recipient shall be responsible for the actions of its Representatives. Recipient shall protect the Confidential Information received hereunder from disclosure to any third Person by using the same degree of care that it uses to prevent the unauthorized disclosure of its own confidential or proprietary information of like nature, but in no event less than a reasonable degree of care.

(d) This Agreement imposes no obligations with respect to information that: (i) was in Recipient’s possession without a duty of confidentiality to the Disclosing Party before receipt from the Disclosing Party; (ii) is or becomes a matter of public knowledge through no act or omission of Recipient; (iii) is rightfully received by Recipient from a third Person without a duty of confidentiality; or (iv) is disclosed by Recipient with the Disclosing Party’s prior written approval or for reasons described in Section 11.3(e) below.

(e) If Recipient is required to disclose Confidential Information by operation of Law (including as required under state or federal securities Laws or applicable stock exchange or quotation system requirements) or under compulsion of judicial process, no breach of this Section 11.3 shall occur by reason of such a disclosure; provided that, Recipient will disclose only such information as is legally required by applicable Law or order of a court of competent jurisdiction or other Governmental Authority, and will use reasonable efforts to obtain confidential treatment for any Confidential Information that is so disclosed. Recipient will provide the Disclosing Party as much notice of such possible disclosure as is reasonably practicable prior to disclosure, in order to give the Disclosing Party an opportunity to seek a protective order or take other appropriate action.

(f) In all events, Seller’s confidentiality obligations under this Section 11.3 with respect to the Total Purchase Price and the amounts payable under Section 6.3 shall expire one (1) year after the date of this Agreement. If the Supplemental Closing occurs, the confidentiality obligations of Buyer with respect to the Records pertaining to the Supplemental Properties shall thereupon terminate. In all events, the duration of Buyer’s confidentiality obligations with respect to all environmental information obtained by Buyer in connection with its due diligence with respect to the Leases shall be as set forth in Section 4.5(b).

(g) Seller and Buyer shall consult with each other with regard to all press releases or other public or private announcements issued or made at or after the First Closing Date concerning this Agreement or the transactions contemplated herein, and, except as may be required by applicable Law (including state or federal securities Laws) or the applicable rules and regulations of any stock exchange, neither Buyer nor Seller shall issue any such press release or other publicity without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned, or delayed.

11.4 Neutral Auditors Procedure and Rules. Disputes of the types described in Sections 6.3(b), 7.4, and 10.2 shall be resolved by arbitration before the Neutral Auditors in accordance with the terms of this Section 11.4. Once such a dispute becomes ripe for arbitration hereunder, either Party may commence the arbitration by giving notice to the other Party and the Neutral Auditors. The Parties agree that any matter submitted to the Neutral Auditors for review and resolution shall include instructions to complete the same as promptly as practicable, but in any event within thirty (30) days of its engagement. Each Party agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter, including customary indemnities. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be paid equally by the Parties. The Neutral Auditors shall act as an arbitrator to determine, based solely on the applicable provisions of this Agreement and the presentations by the Parties, and not by independent review, only those issues in dispute. No Party shall disclose to the Neutral Auditors, and the Neutral Auditors shall not consider, for any purpose, any settlement discussions or settlement offer made by any Party, unless otherwise agreed in writing by the Parties. The Parties shall provide copies to one another of all written submissions to the Neutral Auditors and shall be permitted to attend (and shall receive reasonable advance written notice of)

any meeting or discussions with or presentations to the Neutral Auditors. Each Party shall use commercially reasonable efforts to make its presentations as promptly as practicable following submission to the Neutral Auditor of the disputed items (but in no event later than ten (10) days after engagement of the Neutral Auditors), and each Party shall be entitled, as part of its presentation, to respond to the presentation of the other Party and any questions and requests of the Neutral Auditors. The Law governing all disputes resolved pursuant to this Section 11.4 shall be the Laws of the State of Texas, without regard to conflicts of laws principles. The Neutral Auditors’ determination shall be made within thirty (30) days of its engagement or as soon thereafter as possible, shall be set forth in a written statement delivered to the Parties and shall be deemed a final, binding, and conclusive arbitration award, absent manifest error by the Neutral Auditors, that, if necessary, may be enforced in any court of competent jurisdiction.

11.5 Quarterly Meetings. No less frequently than once each calendar quarter while the Existing Operating Agreements and/or any other joint operating agreements covering the Leases or the Acquired Interests remain in effect, Seller and Buyer, subject to any applicable obligations of confidentiality or restrictions on disclosure arising under contract or by operation of applicable securities or other Laws, shall meet to discuss and share such information as each Party may have developed internally or received from the Operator relating to (a) drilling, reworking, and other operations on the Leases and the Acquired Interests expected to be conducted during the next succeeding calendar quarter and thereafter and the anticipated cost thereof, (b) recent well production, well performance, well operating costs, and other related matters with respect to each preceding calendar quarter, (c) Prospective Acquired Interests with respect to which either Party has executed AMI Leases, Farmins, or other contractual commitments to purchase or that the Acquiring Party is otherwise able to discuss with the Other Party without violating any applicable obligations of confidentiality or restrictions on disclosure arising under contract or by operation of applicable securities or other Laws (including maps or other relevant materials), (d) such geological and engineering analyses and forecasts relating to the Leases and the Acquired Interests as are available to the Parties (provided, however, that neither Party shall be obligated to disclose to or share with the other Party any reserve report covering the Leases and/or the Acquired Interests, or any portion thereof, prepared for a Party by its independent petroleum engineers, or any environmental survey or assessment covering the Leases and/or the Acquired Interests, or any portion thereof, prepared for a Party by an independent environmental consultant or engineer engaged by such Party, to the extent that, in either case, any such report, survey, or assessment has not otherwise been disclosed publicly), and (e) any other agenda items suggested by either Party.

ARTICLE XII.

SURVIVAL; INDEMNIFICATION

12.1 Survival. Subject to Section 12.5, all representations, warranties, covenants, agreements, and indemnities of Buyer and Seller under this Agreement shall (i) survive the Closings and the delivery of the Conveyances contemplated by this Agreement, (ii) not be merged with or into the Conveyances contemplated by this Agreement, and (iii) remain in force and effect as provided in this Article XII, regardless of any information that Buyer or Seller may have with respect thereto. Such survival does not obligate any Party to make any further or continuing representation or warranty after the Supplemental Closing Date.

12.2 Indemnity as Sole Remedy. If a Closing occurs, the indemnities provided by each Party to the other under this Article XII shall constitute the sole and exclusive remedies for such Party and its Indemnity Group after the relevant Closing with respect to (a) the inaccuracy or breach of any representation or warranty (whether or not so captioned) made by the other Party hereunder as of the applicable Closing Date, and (b) a breach or default in the performance by such other Party of any covenant (whether or not so captioned) or agreement of such other Party contained in this Agreement that is applicable to the relevant Closing. Except as otherwise provided in this Section 12.2, if a Closing occurs, each Party hereby waives any Claim arising under common law, any statute, or otherwise against the other Party arising from or out of the inaccuracy or breach of any representation or warranty made by the other Party hereunder as of the applicable Closing Date or the breach or default in the performance by such other Party of any covenant or agreement of such other Party contained in this Agreement that is applicable to the relevant Closing.

12.3 Indemnities of Buyer. Upon the occurrence of a Closing, regardless of any investigation made at any time by or on behalf of any Party or any information any Party may have, and regardless of the presence or absence of insurance, Buyer shall indemnify and hold harmless Seller and its Indemnity Group from and against any and all Claims and Liabilities caused by, arising out of, resulting from, or relating in any way to, and to pay to Seller or its Indemnity Group any sum that Seller or its Indemnity Group pays, or becomes obligated to pay, on account of: (a) any breach or default in the performance by Buyer of any covenant (whether or not so captioned) or agreement of Buyer made in this Agreement or any document executed in connection herewith and that is applicable to the relevant Closing; (b) any breach of a representation or warranty (whether or not so captioned) made by Buyer in this Agreement as of the applicable Closing Date (provided, however, that for purposes of this Section 12.3, all qualifications relating to materiality contained in such representations and warranties shall be disregarded); (c) all taxes for which Buyer is responsible hereunder, including, without limitation, taxes resulting from any breach by Buyer of the covenant in Section 13.2(b); and (d) all Assumed Liabilities as of such Closing.

12.4 Indemnities of Seller. Upon the occurrence of a Closing, regardless of any investigation made at any time by or on behalf of any Party or any information any Party may have, and regardless of the presence or absence of insurance, Seller shall indemnify and hold harmless Buyer and its Indemnity Group from and against any and all Claims and Liabilities caused by, arising out of, resulting from, or relating in any way to, and to pay Buyer or its Indemnity Group any sum that Buyer or its Indemnity Group pays or becomes obligated to pay, on account of: (a) any breach or default in the performance by any Seller of any covenant (whether or not so captioned) or agreement of Seller contained in this Agreement or any document executed in connection herewith and that is applicable to the relevant Closing; (b) any breach of a warranty or representation (whether or not so captioned) made by any Seller in this Agreement as of the applicable Closing Date (provided, however, that for purposes of this Section 12.4, all qualifications relating to materiality contained in such representations and warranties shall be disregarded); (c) all taxes for which Seller is responsible under this Agreement, including, without limitation, taxes resulting from any breach by Seller of the covenant in Section 13.2(b); and (d) all Retained Liabilities as of such Closing.

12.5 Limitations on Indemnities.

(a) There shall be no time limitation on the right of Buyer to seek indemnification from Seller with respect to the breach of or inaccuracy in the representations and warranties of Seller contained in Section 8.1(a), 8.1(b), 8.1(c), 8.1(d), or 8.1(f), or the right of Seller to seek indemnification from Buyer with respect to the breach of or inaccuracy in the representations and warranties of Buyer contained in Section 8.2(a), 8.2(b), 8.2(c), 8.2(d), or 8.2(e).

(b) Except as otherwise specifically provided in Section 12.5(a), and subject to the terms of this Section 12.5(b), neither Seller nor Buyer shall be entitled to seek indemnification from the other Party with respect to the inaccuracy or breach of any representation or warranty made by such Party hereunder, unless the Party seeking indemnification gives written notice of the alleged breach or default to the Party from whom indemnification is sought on or before the expiration of twenty-four (24) months after the applicable Closing Date; provided, however, that in the case of an alleged breach or default by Seller under Section 8.1(n) (which relates to taxes), such notice from the Party seeking indemnification must be given no later than sixty (60) days after the expiration of the statute of limitations applicable to the relevant Claim.

(c) Neither Seller nor Buyer shall be entitled to seek indemnification from the other Party with respect to a breach or default in the performance by such Party of a covenant or agreement of such Party contained in this Agreement, unless the Party seeking indemnification gives written notice of the alleged breach or default to the Party from whom indemnification is sought no later than sixty (60) days after the expiration of the statute of limitations applicable to the relevant Claim.

12.6 Assertion of Claims; Notices; Defense; Settlement.

(a) Upon the discovery by a Party entitled to indemnification under any provision of this Agreement (the “Indemnified Party”) of facts believed to entitle such Party to indemnification hereunder, including the receipt by any such Party of notice of a Claim from any third Person, the Indemnified Party shall give prompt written notice of any such Claim to the Party obligated to provide the requested indemnification (the “Indemnifying Party”). Each such notice shall set forth the facts known to the Indemnified Party pertaining to the relevant Claim and shall specify the manner in which the Indemnified Party proposes to respond to such Claim.

(b) Within ten (10) days after the receipt by the Indemnifying Party of such notice, the Indemnifying Party shall state in writing to the Indemnified Party: (i) whether the Indemnified Party may proceed to respond to the Claim in the manner set forth in its notice, or (ii) whether the Indemnifying Party shall assume responsibility for and conduct the negotiation, defense, or settlement of the Claim, and if so, the specific manner in which the Indemnifying Party proposes to proceed. If the Indemnifying Party assumes control of the Claim, the Indemnified Party shall at all times have the right to participate in the defense thereof and to be represented, at its sole expense, by counsel selected by it. No such Claim shall be compromised or settled by either the Indemnifying Party or the Indemnified Party, as applicable, in any manner that admits liability on the part of the other Party or that might otherwise adversely affect the interest of such other Party without the prior written consent of such other Party, which consent will not be unreasonably withheld or delayed. As a condition precedent to indemnification under this Agreement, the Indemnified Party shall assign to the Indemnifying Party, and the Indemnifying Party shall become subrogated to, all rights and Claims, up to the amount of indemnification, of the Indemnified Party against third Persons arising out of or pertaining to the matters for which the Indemnifying Party shall provide indemnification. The amount of the Indemnified Party’s Claim for indemnification shall be reduced by the amount of any insurance reimbursement paid to the Indemnified Party pertaining to the Claim.

12.7 Limitation on Damages. For the breach or non-performance by any Party of any representation, warranty, covenant, or agreement contained in this Agreement, the liability of the obligor shall be limited to direct actual damages only, except to the extent that the obligee is entitled to specific performance or injunctive relief. AS BETWEEN THE PARTIES, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER SELLER NOR BUYER SHALL BE LIABLE TO THE OTHER PARTY AS THE RESULT OF A BREACH OR A VIOLATION OF ANY REPRESENTATION, WARRANTY, COVENANT, AGREEMENT, OR CONDITION CONTAINED IN THIS AGREEMENT FOR SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, OR INDIRECT DAMAGES, LOST PROFITS, OR OTHER BUSINESS INTERRUPTION DAMAGES, IN TORT, IN CONTRACT, UNDER ANY INDEMNITY PROVISION, ARISING BY OPERATION OF LAW (INCLUDING, WITHOUT LIMITATION, STRICT LIABILITY), OR OTHERWISE. WITH RESPECT TO CLAIMS BY THIRD PERSONS, A PARTY MAY RECOVER FROM THE OTHER PARTY ALL COSTS, EXPENSES, OR DAMAGES (INCLUDING SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, OR INDIRECT DAMAGES), LOST PROFITS, AND OTHER BUSINESS INTERRUPTION DAMAGES IN ADDITION TO DIRECT ACTUAL DAMAGES PAID OR OWED TO ANY SUCH THIRD PERSON IN SETTLEMENT OR SATISFACTION OF CLAIMS AS TO WHICH THE RELEVANT PARTY IS ENTITLED TO INDEMNIFICATION HEREUNDER.

ARTICLE XIII.

MISCELLANEOUS

13.1 Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by bonded overnight courier, or by facsimile transmission if confirmed by written confirmation, or by certified U.S. mail, postage prepaid with return receipt requested, addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to Buyer:

CEU Huntsville, LLC

c/o Constellation Energy Commodities Group

1221 Lamar Street

Suite 750

Houston, Texas 77010

Attention: Joseph L. Joyce

Telephone No.: 713-401-2365

Facsimile No.: 713-652-5596

If to Seller:

Energy & Exploration Partners, LLC

Two City Place

100 Throckmorton Street, Suite 1700

Fort Worth, Texas 76102

Attention: Hunt Pettit

Telephone No.:        (817) 789-6712

Facsimile No.:         (817) 533-9840

With a Copy to: CEU Huntsville, LLC 100 Constellation Way, Suite 500C Baltimore, Maryland 21202 Attention: Matthew A. Swartz, Esq. Telephone No.: (410) 470-2555 Facsimile No.: (410) 470-2600

Any notice given in accordance herewith shall be deemed to have been given on the Business Day when delivered to the addressee in person or by facsimile, bonded overnight courier, or certified U.S. mail; provided, however, that if any such notice is received after normal business hours, the notice will be deemed to have been given on the next succeeding Business Day. Any Party may change the address, telephone number, and facsimile number to which such communications to such Party are to be addressed by giving written notice to the other Party in the manner provided in this Section 13.1.

13.2 Relationship of the Parties.

(a) This Agreement is not intended to create, and shall not be construed to create, a relationship of agency, joint venture, partnership, mining partnership, or other relationship or association for profit between the Parties. The Liabilities of the Parties shall be several, not joint or collective.

(b) Seller and Buyer agree that neither Party intends or has ever intended, pursuant to this Agreement or otherwise, to form an organization owned by Seller and Buyer that is subject to Subchapter K of the I Code (“Subchapter K”), and Seller and Buyer agree to file all of their respective tax returns, beginning with the year of the First Closing Date and all years thereafter, in a manner consistent with this provision. Moreover, the Parties may subsequently agree to make a proactive election not to be subject to Subchapter K.

13.3 Entire Agreement; Amendment. This Agreement constitutes the entire agreement and understanding between the Parties and supersedes any and all other written or oral agreements or undertakings between the Parties concerning the subject matter hereof. This Agreement may not be changed or amended in any way, except with the mutual consent of both Parties, expressed in a written document executed by both Parties.

13.4 Choice of Law Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO CONFLICTS OF LAWS PRINCIPLES THAT MIGHT REFER THE CONSTRUCTION HEREOF TO ANOTHER JURISDICTION. IN THE EVENT OF A DISPUTE INVOLVING THIS AGREEMENT OR ANY OTHER INSTRUMENTS EXECUTED IN CONNECTION HEREWITH, THE PARTIES IRREVOCABLY AGREE THAT VENUE FOR SUCH DISPUTE SHALL LIE IN ANY COURT OF COMPETENT JURISDICTION IN HARRIS COUNTY, TEXAS.

13.5 Expenses; Recordation. Except as otherwise specifically provided herein, all fees, costs, and expenses incurred by Buyer and Seller in negotiating this Agreement and the other documents executed in connection herewith and in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, without limitation, legal and accounting fees, costs, and expenses. All required documentary, filing, and recording fees and expenses in connection with the filing and recording of the Conveyances and other instruments required to convey title to the Properties to Buyer shall be borne by Buyer. Notwithstanding the preceding sentence, Seller acknowledges and agrees to cause its landmen or other agents, servants or employees, at Buyer’s expense, to (a) record any and all Conveyances required pursuant to the terms of this Agreement, and (b) promptly deliver to Buyer copies of such recorded instruments.

13.6 Assignment. Neither Seller nor Buyer shall assign this Agreement, except to an Affiliate of the assigning Party by assignment, transfer of equity, merger, reorganization, or consolidation, without the prior written consent of the non-assigning Party, which shall not be unreasonably withheld, conditioned, or delayed. Any such assignment of rights shall provide for the assumption by the transferee of the obligations of the assigning Party under this Agreement. Except as otherwise herein provided, upon the effective date of any such assignment of any rights (whether by assignment, transfer of equity, merger, reorganization, consolidation, or otherwise), the assigning Party shall be relieved of any obligations or responsibilities hereunder first accruing after such assignment. Upon the assumption by such a transferee of the obligations of the assigning Party under this Agreement, such transferee shall become primarily liable for all such obligations assumed. Notwithstanding any such assumption, however, if such a transferee fails to perform any of the obligations thus assumed, the assigning Party shall remain liable for the performance thereof. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

13.7 Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No oral statement or course of dealing on the part of Buyer or Seller, or their respective officers, employees, agents, or representatives, or any failure by Buyer or Seller to exercise any of its rights under this Agreement, shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation, or warranty. The rights of Buyer and Seller under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

13.8 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

13.9 Proration of Taxes. Each Party shall assume responsibility for, and shall bear and pay, all federal income taxes, state income taxes, franchise taxes, and other similar taxes (including any applicable interest or penalties) incurred by or imposed upon such Party with respect to or as a result of the transactions described in this Agreement except that, each of Buyer and Seller shall assume responsibility for, and shall bear and pay, fifty percent (50%) of all Transfer Taxes incurred or imposed with respect to the Conveyances and the transfer of the Properties contemplated by this Agreement. All Property-Related Taxes based upon or measured by the ownership of the Properties that are conveyed to Buyer hereunder or the receipt of proceeds therefrom, but exclusive of income taxes, and assessed against the Properties by any taxing authority shall be prorated among Seller and Buyer as of the applicable Effective Time. As a result, as between Seller and Buyer, Seller shall be responsible for, and shall bear and pay, all such Property-Related Taxes assessed against the Properties by any taxing authority that are attributable to the period prior to the applicable Effective Time, and Buyer shall be responsible for, and shall bear and pay, such Property-Related Taxes assessed against the Properties by any taxing authority that are attributable to the period on and after the applicable Effective Time.

13.10 Like-Kind Exchange. Seller may elect to structure this transaction as a like-kind exchange pursuant to Section 1031 of the Code and the regulations promulgated thereunder, with respect to any or all of the Properties (a “Like-Kind Exchange”) at any time prior to the First Closing (or, as the case may be, the Supplemental Closing). In order to effect a Like-Kind Exchange, Buyer shall cooperate and do all acts as may be reasonably required or requested by Seller with regard to effecting the Like-Kind Exchange, including permitting Seller to assign its rights under this Agreement to a qualified intermediary of Seller’s choice in accordance with Treas. Reg. § 1.1031(k)-1(g)(4) or executing additional escrow instructions, documents, agreements or instruments to effect an exchange; provided, however, that: (a) the acquisition and exchange of any exchange property shall not impose upon Buyer any financial obligation in addition to those set out in this Agreement; (b) Buyer shall have no obligation to become a holder of record title to any exchange property; (c) Seller shall indemnify and hold Buyer harmless from any and all costs and expenses which Buyer incurs or to which Buyer may be exposed as a result of Buyer’s participation in the contemplated exchange, including reasonable attorneys’ fees and costs of defense; (d) the consummation of the transactions described in this Agreement shall not be delayed or affected by reason of such exchange nor shall the consummation or accomplishment of such exchange be a condition precedent or condition subsequent to Seller’s obligations under this Agreement; (e) Buyer shall not, by this Agreement or acquiescence to such exchange, have its rights under this Agreement affected or diminished in any manner; and (f) Buyer shall not, by this Agreement or acquiescence to such exchange, be responsible for compliance with or deemed to have warranted to Seller that such exchange in fact complies with Section 1031 of the Code or any state or local tax Law. If any exchange contemplated by Seller should fail to occur, for whatever reason, the transactions contemplated in this Agreement shall nonetheless be consummated as provided herein.

13.11 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. At the Parties’ election, this Agreement may be executed by the Parties in different locations and shall become binding upon both Parties upon the exchange by the Parties of executed signature pages by facsimile. In the event of such a facsimile execution, the Parties shall, upon a Parties’ reasonable request made prior to an applicable Closing, execute and deliver to the other, a fully executed original counterpart of this Agreement within thirty (30) days after such facsimile execution hereof; provided, however, that the failure of a Party to execute such an original counterpart of this Agreement shall not affect or impair the binding character or enforceability of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Seller has executed this Agreement on the date first above written.

SELLER:

ENERGY & EXPLORATION PARTNERS, LLC

By:	/s/ Brian C. Nelson
Brian C. Nelson
Executive Vice President and Chief Financial Officer

Purchase and Sale Agreement

IN WITNESS WHEREOF, Buyer has executed this Agreement on the date first above written.

BUYER:

CEU HUNTSVILLE, LLC

By:	/s/ James McHugh
James McHugh
Vice President
Portfolio Management

Purchase and Sale Agreement

Schedule 1.1

Defined Terms

The following terms and expressions shall have the meanings set forth in the indicated provisions of this Agreement:

“AAA” is defined in Section 4.4.

“Acquired Interest” is defined in Section 6.2(f).

“Acquiring Party” is defined in Section 6.2(a).

“Acquisition Notice” is defined in Section 6.2(a).

“Additional Pre-Closing Well” means a Hydrocarbon well, other than a Commitment Well, as to which the Operator issues a drilling proposal and AFE in accordance with the terms of the applicable Existing Operating Agreement prior to (a) the First Closing, if the proposed well is to be located on the Initial Leases, or (b) the Supplemental Closing, if the proposed well is to be located on the Supplemental Leases.

“Additional Pre-Closing Well Reimbursement” is defined in Section 5.3(c).

“AFE” is defined in Section 5.2(a).

“Affiliate” means, with respect to a Party, any Person that directly or indirectly controls, is controlled by, or is under common control with, the relevant Party. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, contract, voting trust, membership in management or in the group appointing or electing management, or otherwise through formal or informal arrangements or business relationships.

“Agreement” is defined in the introductory paragraph hereof and includes all schedules and exhibits hereto, as well as all supplements, amendments, and restatements hereof.

“AMIs” is defined in Section 6.1.

“AMI 1” is defined in Section 6.1.

“AMI 2” is defined in Section 6.1.

“AMI Acquisition Costs” means all costs and expenses incurred and paid to Non-Affiliated Persons in connection with the identification, evaluation, and acquisition of a Prospective Acquired Interest, including: (a) the lease bonus, purchase price, and/or other cash consideration paid by Seller and/or Halcón Energy Properties, Inc., or Buyer for the relevant Prospective Acquired Interest; (b) the following costs and expenses actually paid by Seller or

Schedule 1.1-i

Buyer in connection with such Prospective Acquired Interest: (i) costs of environmental surveys and site assessments; (ii) external due diligence expenses including engineering, accounting and other consulting costs; (iii) abstract and recording fees; (iv) fees paid to outside attorneys or landmen for title examination and opinions or reports or title takeoffs; (v) costs of preparing or obtaining curative materials; (vi) costs of maps, reproductions, and the like; (vii) reasonable fees and expenses of attorneys (other than the fees referred to in clause (iv) above) incurred in connection with the negotiation of the purchase of the Prospective Acquired Interest and the preparation of the relevant purchase and closing documentation, not to exceed $200,000.00 per transaction; and (viii) other reasonably necessary actual out-of-pocket costs incurred by the Acquiring Party.

“AMI Lease” is defined in Section 6.2(a).

“AMI 1 Term” is defined in Section 6.1.

“AMI 2 Term” is defined in Section 6.1.

“Applicable AMI Term” is defined in Section 6.1.

“Assessment” is defined in Section 4.5(b).

“Assumed Liabilities” is defined in Section 2.3.

“Breaching Party” is defined in Section 9.4(b)

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in Houston, Texas, are required or authorized by Law to be closed.

“Buyer” is defined in the introductory paragraph of this Agreement and includes all successors and assigns of Buyer.

“Central Time” means Central Standard Time or Central Daylight Savings Time, as in effect on the date in question.

“Claims” means any and all claims, demands, Liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, actions (whether judicial, administrative, or arbitrational), causes of action, suits, and controversies.

“Closing” means the First Closing or the Supplemental Closing, as applicable. “Closings” means, collectively, the First Closing and the Supplemental Closing.

“Closing Date” means the First Closing Date or the Supplemental Closing Date, as applicable. “Closing Dates” means, collectively, the First Closing Date and the Supplemental Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Well Reimbursement” is defined in Section 5.2(b).

Schedule 1.1-ii

“Commitment Wells” is defined in Section 5.2(a).

“Completion Costs” means all costs and expenses incurred in connection with (a) attempting to complete a Hydrocarbon well as a well capable of producing Hydrocarbons in paying quantities, including the costs of (i) hydraulic fracturing and other formation stimulation operations and (ii) casing, tubing, Christmas tree, and other wellhead facilities, and (b) equipping such a well for production, including the costs of pumping equipment, flow lines, separators, storage tanks, salt water disposal equipment, and other production facilities.

“Confidential Information” is defined in Section 11.3(a).

“Conversion Point” means 12:01 a.m., Central Time, on the day after the day when, as a result of Buyer’s receipt of Permitted Revenues, Buyer has achieved the Designated IRR.

“Conveyance” means, as applicable, (a) the Assignment, Bill of Sale and Conveyance covering the Exhibit A-1 Properties, substantially in the form attached hereto as Exhibit C-1, or (b) the Assignment, Bill of Sale, and Conveyance covering the Exhibit A-2 Properties, substantially in the form attached hereto as Exhibit C-2.

“Defensible Title” means such title of Seller that: (i) entitles Seller to ownership of not less than, as applicable, an undivided 35% of the oil and gas leasehold estate created by, and the Working Interest in, an Exhibit A-1 Lease, or an undivided 20% of the oil and gas leasehold estate created by, and the Working Interest in, an Exhibit A-2 Lease; (ii) entitles Seller to not less than the number of Net Mineral Acres set forth for such Lease on Exhibit A-1 or Exhibit A-2, as applicable; (iii) entitles Seller to receive a Net Revenue Interest in such Lease that is not less than the Net Revenue Interest set forth for such Lease on Exhibit A-1 or Exhibit A-2, as applicable, for the productive life of such Lease; and (iv) is free and clear of Liens, charges, and other encumbrances, except for Permitted Encumbrances.

“Designated IRR” means the point in time when:

(a) the sum of all Permitted Revenues actually paid to and received by Buyer, when discounted at a rate of twenty percent (20%) per annum (compounded monthly) from the dates on which such payments are actually received by Buyer to the First Closing Date, equals:

(b) the sum of (i) the Initial Purchase Price, less (ii) all amounts paid by Seller to Buyer pursuant to Section 4.4, plus (iii) the Supplemental Purchase Price, plus (iv) the amounts paid by Buyer pursuant to Section 6.3 in connection with each Acquired Interest, plus (v) the amounts paid by Buyer as Drilling Costs, Completion Costs, Subsequent Operations Costs, Lease Maintenance Payments, Seismic Costs, Operating Costs, and Infrastructure Costs with respect to the Properties and the Acquired Interests, plus (vi) any other costs and expenses for which Buyer is obligated under the terms of the Existing Operating Agreements and all other joint operating agreements in effect for the Leases and the Acquired Interests that have been included on a joint interest billing that is submitted to and paid by Buyer, each when discounted at a rate of twenty percent (20%) per annum (compounded monthly) from the date(s) on which such amounts are actually paid to Buyer to the First Closing Date.

Schedule 1.1-iii

For purposes of this Agreement, all payments made by Seller to Buyer of Permitted Revenues shall be deemed to have been made on the dates on which such distributions are actually received by Buyer. All of such discount calculations shall be made on an annual basis (based on a year of three hundred sixty-five (365) days) by application of the XIRR function contained in either the 2007 or 2010 editions of the Microsoft Office Excel computer software published by Microsoft Corporation, including any updates to, or new editions of, such software published by Microsoft Corporation from time to time. Other than for federal income tax purposes, the Designated IRR does not constitute an amount charged for use, forbearance, or detention of money.

“Disclosing Party” means the Party who discloses Confidential Information pursuant to this Agreement.

“Dispute Period” is defined in Section 6.4(a).

“Drilling Costs” means, with respect to a Hydrocarbon well, all costs and expenses incurred in drilling of a Hydrocarbon Well to its total depth and/or full horizontal extent, conducting all necessary testing, logging, and coring therein prior to a decision concerning a completion attempt, and plugging and abandoning the same if a dry hole (including, without limitation, the costs of surface restoration of the drillsite premises).

“Effective Time” means, as applicable, the Initial Effective Time or the Supplemental Effective Time.

“Environmental Defect” is defined in Section 4.5(c).

“Environmental Laws” means all Laws concerning or relating to the environment, human health and safety or pollution, including without limitation the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous and Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Clean Water Act, the National Environmental Policy Act, the Endangered Species Act, the Fish and Wildlife Coordination Act, the National Historic Preservation Act and the Oil Pollution Act of 1990, as such Laws may be amended from time to time and all regulations, orders, rulings, directives, requirements and ordinances promulgated thereunder.

“Environmental Liability” means any and all losses, liabilities, costs (including investigative, monitoring, containment, disposal and remediation costs and court costs and other costs of administrative or judicial proceedings), fines and penalties, judgments, awards or damages (including personal injury and property damages based on or arising out of exposure to or the release of Hazardous Materials), natural resource damages and assessments, third party claims, injunctive relief (including the costs of equipment and controls required to restore the operations to compliance with Environmental Law as in effect on the applicable Closing Date), including fees (including reasonable attorney, expert, engineering and consultant fees) arising under or with respect to any Environmental Laws.

“Exhibit A-1 Initial Leases” is defined in Section 2.1(a).

Schedule 1.1-iv

“Exhibit A-1 Initial Properties” is defined in Section 2.1.

“Exhibit A-2 Initial Leases” is defined in Section 2.1(a).

“Exhibit A-2 Initial Properties” is defined in Section 2.1.

“Exhibit A-1 Supplemental Leases” is defined in Section 2.2(b).

“Exhibit A-1 Supplemental Properties” is defined in Section 2.2(b).

“Exhibit A-2 Supplemental Leases” is defined in Section 2.2(b).

“Exhibit A-2 Supplemental Properties” is defined in Section 2.2(b).

“Exhibit A-1 Properties” means, collectively, the Exhibit A-1 Initial Properties and the Exhibit A-1 Supplemental Properties.

“Exhibit A-2 Properties” means, collectively, the Exhibit A-2 Initial Properties and the Exhibit A-2 Supplemental Properties.

“Existing Operating Agreements” means, collectively, (a) the Operating Agreement dated as of April 19, 2012, between Halcón Operating Co., Inc., as Operator, and Energy & Exploration Partners, LLC, and Halcón Energy Properties, Inc., as Non-Operators, as such agreement may be supplemented, amended, and restated from time to time, covering the Exhibit A-1 Properties as its Contract Area, and (b) the Operating Agreement dated as of June 1, 2012, between Halcón Operating Co., Inc., as Operator, and Energy & Exploration Partners, LLC, and Halcón Energy Properties, Inc., as Non-Operators, as such agreement may be supplemented, amended, and restated from time to time, covering the area of mutual interest created pursuant to the Halcón AMI 2 Agreement.

“Extended Curative Period” is defined in Section 4.3(c).

“Failure of Title” is defined in Section 4.4(b)(ii).

“Farmin” is defined in Section 6.2(a).

“First Closing” is defined in Section 10.1.

“First Closing Date” is defined in Section 2.1.

“Flow of Funds Memorandum” is defined in Section 10.2.

“Governmental Authority” means any governmental or quasi-governmental authority of any federal, state, provincial, county, city, or other political subdivision of the United States or any foreign country, or any department, agency, commission, court, or other statutory or regulatory body or instrumentality having jurisdiction.

“Halcón AMI 2 Agreement” means the AMI Agreement – Woodbine Phase II Area, dated as of June 29, 2012, effective as of January 1, 2012, between Halcón Energy Properties, Inc., and Energy & Exploration Partners, LLC, as supplemented, amended, and restated from time to time.

Schedule 1.1-v

“Halcón Purchase Agreement” means the Purchase and Sale Agreement (Non-Producing Properties) dated as of March 5, 2012, between Energy & Exploration Partners, LLC, as Seller, and Halcón Energy Properties, Inc. (formerly known as RWG Energy, Inc.), as supplemented, amended, and restated from time to time.

“Hazardous Materials” means any pollutant, toxic substance, hazardous waste, hazardous substance, regulated substance, or petroleum products and by-products, as any of the foregoing may be defined in any Environmental Law.

“Hydrocarbons” means crude oil, natural gas, condensate, distillate, natural gasoline, natural gas liquids, plant products, and other liquid or gaseous hydrocarbons.

“Indemnified Party” and “Indemnifying Party” are defined in Section 12.6(a).

“Indemnity Group” means, for either Party, the Affiliates, officers, directors, managers, members, partners, employees, agents, and representatives of the relevant Party.

“Infrastructure Costs” means all costs and expenses incurred and paid by the owners of the Leases and the Acquired Interests in connection with the design, fabrication, laying, construction, installation, ownership, use, operation, maintenance, modification, repair, and abandonment of treatment, processing, field compression, pipeline compression or pumping, gathering, transportation, terminal, and marketing facilities or systems located on or used in connection with Hydrocarbon production from the Leases, the Wells, and the Acquired Interests.

“Initial Effective Time” is defined in Section 2.1.

“Initial Leases” is defined in Section 2.1(a) and includes the Exhibit A-1 Initial Leases and the Exhibit A-2 Initial Leases.

“Initial Properties” is defined in Section 2.1 and includes the Exhibit A-1 Initial Properties and the Exhibit A-2 Initial Properties.

“Initial Purchase Price” is defined in Section 3.2.

“Invasive Activity” is defined in Section 4.5(b).

“Knowledge” when used in reference to either Party, means the actual knowledge of current members, managers, directors and officers of such Party, after reasonable investigation and inquiry, including, with respect to the Seller, the following Persons: Hunt Pettit, Brian Nelson, Tom McNutt, Laurie Van Ingen, John Evans, Chad Galloway, and David Patty.

“Laws” means all constitutions, treaties, laws, statutes, ordinances, rules, regulations, permits, orders, decrees of the United States or any foreign country, and any local, state, provincial, or federal political subdivision or agency thereof, as well as all judgments, decrees, orders, and decisions of courts having the effect of law in each such jurisdiction.

Schedule 1.1-vi

“Lease” means, individually, any Initial Lease or any Supplemental Lease, as applicable. “Leases” means, collectively, the Initial Leases and the Supplemental Leases.

“Lease Maintenance Payments” means any delay rental, shut-in well payment, minimum royalty, or other payment necessary under the terms of any Lease comprising a Property to maintain such Lease in full force and effect in the absence of production from, or operations on, the lands covered thereby.

“Liabilities” means any and all losses, judgments, damages, liabilities, injuries, costs, expenses, interest, penalties, taxes, fines, obligations, and deficiencies. The term “Liabilities” includes, without limitation, reasonable attorneys’ fees and other costs and expenses of any Party receiving indemnification hereunder incident to the investigation and defense of any Claim that results in litigation, or the settlement of any Claim, or the enforcement by any Party receiving indemnification hereunder of the provisions of Article XII, as applicable.

“Lien” shall mean any (i) security interest, lien, mortgage, pledge, hypothecation, encumbrance, easement, charge, restriction on transfer, including any conditional sale or other title retention contract or lease in the nature thereof, including any lien or security interest covering or affecting the interest of the lessors in any Lease unless such lien or security interest is subordinated to Buyer’s interest in such Lease on terms satisfactory to such Buyer in its sole discretion; (ii) any filing or agreement to file a financing statement as debtor under the applicable Uniform Commercial Code or any similar statute; and (iii) any subordination arrangement in favor of another Person.

“Like-Kind Exchange” is defined in Section 13.10.

“Net Mineral Acres” shall mean, with respect to a particular Lease (or, as the case may be, oil and gas lease attributable to a Mineral Interest), the product of (i) the number of surface acres covered by such Lease (or, as the case may be, such oil and gas lease attributable to a Mineral Interest), multiplied by (ii) the lessor’s percentage interest in the oil and gas mineral estate in the land covered by such Lease (or, as the case may be, such oil and gas lease attributable to a Mineral Interest.

“Net Revenue Interest” means, with respect to a Lease, the interest in and to all oil and gas produced and saved from or attributable to such Lease, after giving effect to all valid royalties, overriding royalties, production payments, net profits interests, reversionary interests, and other similar interests constituting burdens upon, measured by, or payable out of oil and gas produced and saved from or attributable to such Lease.

“Neutral Auditors” means Deloitte LLP or if they are unable or unwilling to serve, then such other auditors upon which the Parties mutually agree.

“Non-Breaching Party” is defined in Section 9.4(b).

“Operating Costs” means all costs and expenses incurred in connection with the operation of a Hydrocarbon well and the production and marketing of Hydrocarbons therefrom, such items of cost to include (a) all costs of complying with applicable Laws; (b) all costs of lifting and producing Hydrocarbons from such well, including all costs of labor, fuel, repairs, hauling,

Schedule 1.1-vii

materials, supplies, utility charges, and other costs incident thereto; (c) all costs of gathering, compressing, dehydrating, separating, treating, processing, transporting, and marketing Hydrocarbons produced from such well, including the cost of constructing and installing pipelines and other facilities necessary in connection therewith; (d) all costs and expenses that Seller and Buyer become obligated to bear under the terms of the Existing Operating Agreements and any other joint operating agreements in effect for the Leases and the Acquired Interests incurred in connection with geophysical (including three-dimensional seismic) studies or data acquisitions, including seismic data purchased or licensed from Non-Affiliated Persons, related directly to the Leases or the Acquired Interests; (e) all direct and indirect overhead charges and operating charges paid to the operator of such well; (f) the costs of plugging and abandoning such well after it has produced Hydrocarbons in paying quantities; (g) the expenses of litigation, collections, Claims, and Liabilities that are chargeable to the joint account of the owners of the Leases and the Acquired Interests under the terms of the Existing Operating Agreements and any other applicable joint operating agreements; (h) insurance premiums for insurance carried with respect to such well, together with all expenditures pertaining to the settlement of any and all Claims and Liabilities relating to such well or operations thereon; and (i) all other costs and expenses incurred in connection with the operation and maintenance of such well and the production and marketing of Hydrocarbons therefrom that are not specifically identified elsewhere in this Agreement.

“Operator” is defined in Section 5.1.

“Other Party” is defined in Section 6.2(a).

“Ownership Interest” means, for each Property and Acquired Interest, (a) before the Conversion Point, the Working Interest identified herein for Seller or Buyer, as applicable, as its respective Pre-Conversion Ownership Interest and (b) effective as of the Conversion Point, the Working Interest identified herein for Seller or Buyer, as applicable, as its respective Post-Conversion Ownership Interest.

“Packaged Acquisition Notice” is defined in Section 6.2(b).

“Packaged Prospective Acquired Interests” is defined in Section 6.2(b).

“Party” means either Seller or Buyer. “Parties” means, collectively, Seller and Buyer.

“Permitted Encumbrances” means and includes the following:

(a) production burdens that do not reduce Seller’s Net Revenue Interest in any Lease below the Net Revenue Interest set forth for such Lease on Exhibit A-1 or Exhibit A-2, as applicable;

(b) Liens for taxes or assessments or governmental charges not yet delinquent and taxes, assessments and charges that are being contested in good faith;

(c) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business securing amounts not yet due and payable;

Schedule 1.1-viii

(d) the Halcón Purchase Agreement, the Existing Operating Agreements, and the Halcón AMI 2 Agreement; and

(e) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations incidental to the ownership of the Leases provided that same do not materially interfere with the operation, value, or use of any of the Leases.

“Permitted Revenues” means all revenues received by Buyer that may be taken into account in calculating the Designated IRR and determining the occurrence of the Conversion Point, consisting of the following items: (a) the share attributable to Buyer’s Ownership Interest of the proceeds from the sale of Hydrocarbon production from or allocable to the Leases, the Wells, and the Acquired Interests (after deducting therefrom the share attributable to Buyer’s Ownership Interest of all landowner/mineral owner royalties, overriding royalties, production payments, net profits interests, and other burdens upon, measured by, or payable out of such Hydrocarbon production); (b) all advance payments, payments pursuant to take-or-pay or similar agreements, (including amounts awarded by a court or agreed to in connection with the settlement of a Claim, net of court costs and attorneys’ fees, as damages for the failure or refusal of the purchaser to take the required quantities of Hydrocarbons), and payments representing “cover” or similar damages associated with a Hydrocarbon purchaser’s failure to receive Hydrocarbons scheduled for delivery by or on behalf of Buyer, in each case that are actually received by Buyer; (c) all amounts received by Buyer as damages or as part of a judgment or settlement of litigation or other disputes related to the ownership, use, operation, and maintenance of the Leases, the Wells, and the Acquired Interests; (d) all proceeds received by Buyer from the sale of all or any portion of the Properties or the Acquired Interests or any personal property, material, supplies, equipment, facilities, or fixtures located thereon or used in connection therewith; (e) all revenues received by Buyer from Persons other than Seller, Halcón Energy Properties, Inc. (or its Affiliates), or the other owners thereof, in connection with the ownership, use, and operation of any treatment, processing, field compression, pipeline compression or pumping, gathering, transportation, and other marketing facilities or systems owned by the owners of, and located on or used in connection with, the Leases, the Wells, and the Acquired Interests; (f) all cash settlements or cash make-ups received by Buyer with respect to imbalances relating to the Leases, the Wells, or the Acquired Interests; (g) any amounts received by Buyer in connection with the drilling or the deferral of drilling of any Hydrocarbon well on the Leases or the Acquired Interests (including dry hole payments, bottom hole payments, and payments received as consideration for refraining from drilling an offset well); and (h) any amounts received by Buyer as an adjustment of any Hydrocarbon well or the leasehold equipment located thereon or used in connection therewith upon the pooling or unitization of the Leases, the Wells, or the Acquired Interests. Permitted Revenues shall not include (x) the proceeds of any borrowings of Buyer or (y) amounts received by Buyer pursuant to exchange-traded futures contracts, over-the-counter derivatives contracts, and other financial price risk management contracts.

“Permitted Uses” is defined in Section 11.3(b).

“Person” means any individual, corporation, limited liability company, partnership, trust, unincorporated organization, Governmental Authority, or any other form of entity.

Schedule 1.1-ix

“Post-Conversion Ownership Interest” means, for each of Seller and Buyer effective as of the Conversion Point, the following Working Interests in and with respect to the Leases, the Wells, and the Acquired Interests:

1.	With respect to the Leases and Wells:

	Exhibit A-1	Exhibit A-2
Party	Leases	Leases
Seller	28%	16.5%
Buyer	7%	3.5%

2.	With respect to the Acquired Interests in AMI 1.

a.	If Halcón Energy Properties, Inc., owns an undivided 65% Working Interest:

Party	Interest
Seller	28%
Buyer	7%

b.	If Halcón Energy Properties, Inc., elects not to own a Working Interest:

Party	Interest
Seller	80%
Buyer	20%

3.	With respect to the Acquired Interests in AMI 2.

a.	If Halcón Energy Properties, Inc., owns an undivided 80% Working Interest:

Party	Interest
Seller	16.5%
Buyer	3.5%

b.	If Halcón Energy Properties, Inc., elects not to own a Working Interest:

Party	Interest
Seller	82.5%
Buyer	17.5%

“Potential Supplemental Leases” is defined in Section 2.2(a).

“Pre-Conversion Ownership Interest” means, for each of Seller and Buyer before the Conversion Point, the following Working Interests in and with respect to the Leases, the Wells, and the Acquired Interests:

1.	With respect to the Leases and Wells:

	Exhibit A-1	Exhibit A-2
Party	Leases	Leases
Seller	25%	15%
Buyer	10%	5%

Schedule 1.1-x

2.	With respect to the Acquired Interests in AMI 1.

a.	If Halcón Energy Properties, Inc., owns an undivided 65% Working Interest:

Party	Interest
Seller	25%
Buyer	10%

b.	If Halcón Energy Properties, Inc., elects not to own a Working Interest:

Party	Interest
Seller	71.43%
Buyer	28.57%

3.	With respect to the Acquired Interests in AMI 2.

a.	If Halcón Energy Properties, Inc., owns an undivided 80% Working Interest:

Party	Interest
Seller	15%
Buyer	5%

b.	If Halcón Energy Properties, Inc., elects not to own a Working Interest:

Party	Interest
Seller	75%
Buyer	25%

“Progress Notice” means, with respect to each potential Prospective Acquired Interest, and subject to any applicable obligations of confidentiality or restrictions on disclosure arising under contract or by operation of applicable securities or other Laws, a summary description of the AMI Lease, Farmin, or right to earn an AMI Lease or Farmin, including (i) related leases/tracts (including top lease tracts) and related title abstracts and surveys, (ii) the location of lease tracts, (iii) the number of Net Mineral Acres, (iv) the primary terms, option terms, extension options, and top-lease vesting dates, (iv) estimated or actual acquisition and/or well commitment costs, (iv) the acquisition date or expected acquisition or closing date, (v) description of any necessary consents, (vi) royalty, overriding royalty and other similar burdens, (vii) all related contracts affecting or that would affect the Prospective Acquired Interest, and (viii) any related comments of the Acquiring Party.

Schedule 1.1-xi

“Property” means, individually, any Initial Property or any Supplemental Property. “Properties” means, collectively, the Initial Properties and the Supplemental Properties.

“Property-Related Taxes” means any and all ad valorem, property, severance, generation, conversion, Btu or gas, transportation, utility, gross receipts, privilege, consumption, excise, lease, transaction, and other taxes, franchise fees, governmental charges or fees, licenses, fees, permits, and assessments, or increases therein, and any interest or penalties thereon, other than Transfer Taxes and taxes based on or measured by net income or net worth.

“Prospective Acquired Interest” means one or more Unpackaged Prospective Acquired Interests or Packaged Prospective Acquired Interests.

“Prospective Acquired Interest Due Diligence Materials” means with respect to the Prospective Acquired Interests, (i) files, data, and information relating to the physical, operating, and environmental condition of the Prospective Acquired Interests, (ii) joint venture agreements, purchase and sale agreements, assignments, joint operating agreements, farmin agreements and any other contract under which the Acquiring Party would acquire an interest or which might have an economic impact on the Prospective Acquired Interests; (iii) a list of leases, lease options and related information including, at a minimum, a property description, location, number of Net Mineral Acres, Net Revenue Interest, and Working Interest, expirations, delay rental costs and other related data; (iv) lease files for all tracts or AMI Leases comprising the Prospective Acquired Interests (such lease files to include, as available, leases, drafts or cancelled checks, source deeds, lease purchase reports, ownership reports, plats, and curative documentation, including ratifications, amendments, addendums, releases and consents, ownership and/or title opinions or reports covering the surface and/or mineral estates of the acreage leased, as well as the Net Revenue Interest and Working Interest), (v) if applicable, a list of all wells (such list to include, at a minimum, for each well, the API number, location, Working Interest, Net Revenue Interest, and TVD/TMD), (vi) if applicable, well files (such well files to include, as available, AFEs, logs, core data, well completion reports, well schematics, daily and monthly production data, daily drilling reports, geologic interpretations, and other related information), and (vii) environmental studies, analyses or copies of Phase I materials, if any.

“Purchase Price” means the Initial Purchase Price or the Supplemental Purchase Price, as applicable.

“Recipient” means the Party to whom Confidential Information is disclosed pursuant to this Agreement.

“Records” means all files and records, including, without limitation, (i) lease files (such files to include leases, drafts or cancelled checks, source deeds, lease payment receivables reports, ownership reports, lease plats, and curative documentation including ratifications, amendments, addenda, releases and consents, ownership and/or title opinions or reports covering the surface and/or mineral estates of the acreage leased, a statement of the number of Net Mineral Acres covered thereby, as well as the Net Revenue Interest and Working Interest, (ii)

Schedule 1.1-xii

unit files (such files to include, designations of units, RRC filings, unit plats, and original/drilling/supplemental and division order title opinions), (iii) to the extent available, well files (such files to include, AFEs, logs, core data, well schematics, daily and monthly production data, daily drilling reports, geologic interpretations, and related material), and (iv) other information that relates in any way to any of the Properties or Acquired Interests, including accounting records, which are in the possession of Seller, and the disclosure and transfer of which is not prohibited by confidentiality or other contractual arrangements in existence on the applicable Closing Date.

“Reimbursement Objection Notice” is defined in Section 6.4(a).

“Reimbursement Period” is defined in Section 6.3(e).

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching or dumping into the environment.

“Resolution Period” is defined in Section 6.4(a).

“Retained Liabilities” is defined in Section 2.4.

“Review Period” is defined in Section 4.2.

“RRC” means the Railroad Commission of Texas or any successor Governmental Authority.

“Seismic Costs” means costs and expenses directly related to (i) gathering and acquisition of two-dimensional, three-dimensional, or other similar seismic data for the purpose of developing geological, geophysical and other similar information and data, (ii) seismographic processing and/or reprocessing, data review and interpretation, and data duplication, and (iii) to the extent not incurred as a part of any Acquisition Cost, access agreements to authorize seismic activity.

“Seller” is defined in the introductory paragraph of this Agreement and includes all successors and assigns of Seller.

“Subchapter K” is defined in Section 13.2(b).

“Subsequent Operation Costs” means all costs and expenses incurred in connection with the performance of the following operations or in connection with a Hydrocarbon well: (a) deepening; (b) reworking; (c) sidetracking; (d) plugging-back; (e) recompletion; (f) fluid injection, pressure maintenance, recycling, secondary or tertiary recovery, and other enhanced recovery operations; and (g) any operation other than an operation for the drilling, testing, completing and equipping for production or plugging and abandoning of a Hydrocarbon well.

“Supplemental Closing” is defined in Section 2.2(b).

“Supplemental Closing Date” is defined in Section 2.2(b).

Schedule 1.1-xiii

“Supplemental Closing Notice” is defined in Section 2.2(b).

“Supplemental Effective Time” is defined in Section 2.2(b).

“Supplemental Lease” is defined in Section 2.2(b) and includes the Exhibit A-1 Supplemental Leases and the Exhibit A-2 Supplemental Leases.

“Supplemental Properties” is defined in Section 2.2(b) and includes the Exhibit A-1 Supplemental Properties and the Exhibit A-2 Supplemental Properties.

“Supplemental Properties Documentation” means (i) Seller’s Supplemental Lease files, including, without limitation, copies of the Supplemental Leases, together with all related drafts or cancelled checks, source deeds, lease payment receivable reports, ownership reports, plats, and curative documentation, ratifications, amendments, addendums, releases and consents, ownership and/or title opinions or reports covering the surface and/or mineral estates of the acreage leased, a statement of the number of Net Mineral Acres covered thereby, as well as the Net Revenue Interest and Working Interest attributable thereto, (ii) information related to the physical, operating, and environmental condition of the Supplemental Leases, and (iii) copies of all contracts and agreements applicable to the Supplemental Leases.

“Supplemental Purchase Price” is defined in Section 3.3.

“Title-Approved Leases” means, as of a Closing Date, those Leases that are (a) free of Title Defects, or (b) previously affected by Title Defects that, as of such Closing Date, have been cured by Seller or waived by Buyer.

“Title Arbitrator” is defined in Section 4.4.

“Title Defect” is defined in Section 4.3(a).

“Title Dispute” is defined in Section 4.4.

“Total Purchase Price” is defined in Section 3.1.

“Transfer Taxes” means any sales, use, stock, stamp, document, filing, recording, registration, and similar tax or charge, including, without limitation, any interest or penalties thereon.

“Uncured Failure of Title” is defined in Section 4.4(b)(i).

“Unpackaged Acquisition Notice” is defined in Section 6.2(a).

“Unpackaged Prospective Acquired Interests” is defined in Section 6.2(a).

“Wells” is defined in Section 2.1(d).

“Working Interest” means, with respect to a Lease, the interest of the lessee that is burdened with the obligation to bear and pay the costs and expenses of exploration, drilling, development, maintenance, and operations with respect to such oil and gas lease, without regard to lessor’s royalties, overriding royalties, production payments, net profits interests, and similar burdens upon, measured by, or payable out of Hydrocarbon production therefrom.

Schedule 1.1-xiv